    As electronically filed with the Securities and Exchange Commission on
                               November 7, 1996
                                                      Registration No. 333-13071

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1
                                      TO

                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ASA HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

           GEORGIA                       4512                    58-2258221
(State or other jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
    of incorporation or        Classification Code Number)   Identification No.)
        organization)

                         100 HARTSFIELD CENTRE PARKWAY
                                   SUITE 800
                             ATLANTA, GEORGIA 30354
                                 (404) 766-1400
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

              JOHN W. BEISER                                 Copy to:
    ATLANTIC SOUTHEAST AIRLINES, INC.                 CRAIG H. KRITZER, ESQ.
     100 HARTSFIELD CENTRE PARKWAY                ALTMAN, KRITZER & LEVICK, P.C.
                SUITE 800                             6400 POWERS FERRY ROAD
         ATLANTA, GEORGIA 30354                       ATLANTA, GEORGIA 30339
              (404) 766-1400                              (770) 955-3555
   (Name, address and telephone number,
including area code, of agent for service)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as possible after this Registration Statement becomes effective and the transactions described in the enclosed Proxy
Statement/Prospectus have been consummated.

         If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


         The Registration fees were paid at the time of the original filing of this registration statement.


                         ---------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                               ASA HOLDINGS, INC.
                             CROSS-REFERENCE TABLE

             LOCATION IN PROXY STATEMENT/PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-4

 Item Number and Caption                                                 Location in Proxy Statement/Prospectus
 -----------------------                                                 --------------------------------------
 A.  INFORMATION ABOUT THE TRANSACTION

 1.     Forepart of Registration Statement and Outside Front Cover
        Page of Prospectus  . . . . . . . . . . . . . . . . . . . .     Facing Page of the Registration
                                                                        Statement; Outside Front Cover of Proxy
                                                                        Statement/Prospectus

 2.     Inside Front and Outside Back Cover Pages of Prospectus . .     Inside Front Cover Page: Available
                                                                        Information; Incorporation of Certain
                                                                        Documents by Reference. Outside Back
                                                                        Cover Page: Table of Contents

 3.     Risk Factors, Ratio of  Earnings to Fixed Charges and Other
        Information . . . . . . . . . . . . . . . . . . . . . . . .     Summary

 4.     Terms of the Transaction  . . . . . . . . . . . . . . . . .     Summary; The Proposed Reorganization;
                                                                        Effect on Rights of Holders of Airlines
                                                                        Common Stock; ASA Holdings Capital Stock

 5.     Pro Forma Financial Information . . . . . . . . . . . . . .     Business and Management of Airlines

 6.     Material Contacts with the Company Being Acquired . . . . .     Not Applicable

 7.     Additional Information Required for Reoffering by Persons
        and Parties Deemed to be Underwriters . . . . . . . . . . .     Not Applicable

 8.     Interests of Named Experts and Counsel  . . . . . . . . . .     Experts; Legal Matters

 9.     Disclosure of Commission Position on Indemnification
        for Securities Act Liabilities  . . . . . . . . . . . . . .     Business and Management of Airlines;
                                                                        Business and Management of ASA Holdings

 B.  INFORMATION ABOUT THE REGISTRANT

 10.    Information With Respect to S-2 or S-3 Registrants  . . . .     Not Applicable

 11.    Incorporation of Certain Information by Reference . . . . .     Not Applicable

 12.    Information With Respect to S-2 or S-3 Registrants  . . . .     Not Applicable

 13.    Incorporation of Certain Information by Reference . . . . .     Not Applicable

 14.    Information With Respect to Registrants Other Than S-3 or
        S-2 Registrants . . . . . . . . . . . . . . . . . . . . . .     Summary; Business and Management of ASA
                                                                        Holdings; ASA Holdings Capital Stock;
                                                                        Financial Statements

 C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

 15.    Information With Respect to S-3 Companies . . . . . . . . .     Summary; Airlines Capital Stock and
                                                                        Principal Holders Thereof; Business and
                                                                        Management of Airlines; Incorporation of
                                                                        Certain Documents by Reference

 16.    Information With Respect to S-2 or S-3 Companies  . . . . .     Not Applicable

 17.    Information With Respect to Companies Other Than S-2 or S-3
        Companies . . . . . . . . . . . . . . . . . . . . . . . . .     Not Applicable

 D.  VOTING AND MANAGEMENT INFORMATION

 18.    Information if Proxies, Consents or Authorization
        are to be Solicited . . . . . . . . . . . . . . . . . . . .     Summary; General Information; The Special
                                                                        Meeting; The Proposed Reorganization,
                                                                        Airlines Capital Stock and Principal
                                                                        Holders Thereof; Business and Management
                                                                        of ASA Holdings

19.    Information if Proxies, Consents or Authorizations are not
       to be Solicited, or in an Exchange Offer . . . . . . . . . .     Not Applicable


                                     [LOGO]

                       ATLANTIC SOUTHEAST AIRLINES, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Atlantic Southeast Airlines, Inc.:

         NOTICE IS HEREBY GIVEN of a Special Meeting of the shareholders of Atlantic Southeast Airlines, Inc. ("AIRLINES") to be held in Meeting Rooms 117-118 at the Cobb Galleria Centre, Two Galleria Parkway, Atlanta, Georgia, Thursday, December 19, 1996, at 11:00 a.m., Eastern Standard Time, for the following purposes:

(1) To consider and vote upon a proposal to approve a corporate reorganization that will include creation of a parent holding company for Airlines (the "REORGANIZATION") and to adopt and approve an Agreement and Plan of Merger, dated September 25, 1996 (the "MERGER AGREEMENT"), by and among Airlines, ASA Holdings, Inc., a Georgia corporation ("ASA HOLDINGS"), and Atlantic Southeast Merging Co., a Georgia corporation ("MERGING CO."). The Merger Agreement provides for the merger (the "MERGER") of Airlines with Merging Co., with Airlines being the surviving corporation. ASA Holdings is a newly formed, wholly owned subsidiary of Airlines organized specifically for the purpose of becoming the new parent holding company in the Reorganization. ASA Holdings subsequently formed Merging Co. as a wholly owned subsidiary specifically to effect the Merger. Upon the consummation of the Merger, (a) each issued and outstanding share of Airlines' common stock, $0.10 par value per share ("AIRLINES COMMON STOCK"), other than shares held by Airlines as treasury shares, will be automatically deemed converted into one share of ASA Holdings' common stock, $0.10 par value per share ("HOLDINGS COMMON STOCK"), (b) each issued and outstanding share of common stock of Merging Co. will be automatically deemed converted into shares of the surviving corporation, (c) the shares of Holdings Common Stock owned by Airlines before the Merger will be canceled and (d) the shares of Airlines Common Stock held by Airlines as treasury shares before the Merger will be canceled. Airlines will become a wholly owned subsidiary of ASA Holdings and the current shareholders of Airlines will automatically become shareholders of ASA Holdings. The terms of the Merger Agreement and other transactions being effected as part of the Reorganization are described in the accompanying Proxy Statement/Prospectus.

(2) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Your attention is directed to the Proxy Statement/Prospectus submitted with this Notice. Holders of shares of Airlines Common Stock do not have the right to dissent with respect to the Reorganization or the Merger and receive payment for the "fair value" of their shares by following the procedures prescribed in Article 13 of the Georgia Business Corporation Code for the reasons summarized under the caption "THE MERGER - DISSENTERS' RIGHTS" in the enclosed Proxy Statement/Prospectus.

         The Board of Directors has fixed the close of business on October 25, 1996 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Special Meeting and at any adjournment thereof.

         THE SHAREHOLDERS OF AIRLINES IMMEDIATELY BEFORE THE CONSUMMATION OF THE MERGER WILL AUTOMATICALLY BECOME OWNERS OF HOLDINGS COMMON STOCK UPON THE CONSUMMATION OF THE MERGER AND THEREAFTER WILL CEASE TO BE OWNERS OF AIRLINES COMMON STOCK. IT WILL NOT BE NECESSARY FOR AIRLINES' SHAREHOLDERS TO EXCHANGE THEIR EXISTING CERTIFICATES REPRESENTING AIRLINES COMMON STOCK FOR SHARE CERTIFICATES REPRESENTING HOLDINGS

COMMON STOCK. SHARE CERTIFICATES THAT CURRENTLY REPRESENT AIRLINES COMMON STOCK WILL AUTOMATICALLY BE DEEMED TO REPRESENT HOLDINGS COMMON STOCK AFTER THE CONSUMMATION OF THE MERGER.

         PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. THIS WILL ASSIST US IN PREPARING FOR THE MEETING. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.


                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        John W. Beiser
                                        Secretary

November 14, 1996

Atlanta, Georgia

                       ATLANTIC SOUTHEAST AIRLINES, INC.
                                PROXY STATEMENT

        Special Meeting of Shareholders To Be Held on December 19, 1996

                               ASA HOLDINGS, INC.
                                   PROSPECTUS


     30,113,570 Shares of Airlines Common Stock, $0.10 par value per share, to be issued in connection with a proposed holding company reorganization


         This Proxy Statement/Prospectus is being furnished to shareholders of Atlantic Southeast Airlines, Inc. ("AIRLINES") in connection with the solicitation of proxies on behalf of the Board of Directors of Airlines for use at the special meeting of shareholders of Airlines to be held on Thursday, December 19, 1996, and at any adjournment thereof (the "SPECIAL MEETING"). At the Special Meeting, shareholders of Airlines will be asked to consider and vote upon a proposal to approve a corporate reorganization that will include creation of a parent holding company for Airlines (the "REORGANIZATION") and to adopt and approve an Agreement and Plan of Merger, dated September 25, 1996 (the "MERGER AGREEMENT"), by and among Airlines, ASA Holdings, Inc., a Georgia corporation ("ASA HOLDINGS"), and Atlantic Southeast Merging Co., a Georgia corporation ("MERGING CO."). The Merger Agreement provides for the merger (the "MERGER") of Airlines with Merging Co., with Airlines being the surviving corporation. ASA Holdings is a newly formed, wholly owned subsidiary of Airlines organized specifically for the purpose of becoming the new parent holding company in the Reorganization. ASA Holdings subsequently formed Merging Co. as a wholly owned subsidiary specifically to effect the Merger. Upon the consummation of the Merger, (a) each issued and outstanding share of Airlines' common stock, $0.10 par value per share ("AIRLINES COMMON STOCK"), other than shares held by Airlines as treasury shares, will be automatically deemed converted into one share of ASA Holdings' common stock, $0.10 par value per share ("HOLDINGS COMMON STOCK"), (b) each issued and outstanding share of common stock of Merging Co. will be automatically deemed converted into shares of the surviving corporation, (c) the shares of Holdings Common Stock owned by Airlines before the Merger will be canceled and (d) the shares of Airlines Common Stock held by Airlines as treasury shares before the Merger will be canceled. Airlines will become a wholly owned subsidiary of ASA Holdings and the current shareholders of Airlines will automatically become shareholders of ASA Holdings. The Articles of Incorporation and Bylaws of ASA Holdings after the Merger will differ in certain respects from those of Airlines immediately before the Merger. See "EFFECT ON RIGHTS OF HOLDERS OF AIRLINES COMMON
STOCK" herein.

         This Proxy Statement/Prospectus also constitutes a prospectus of ASA Holdings relating to the issuance of shares of Holdings Common Stock to shareholders of Airlines pursuant to the terms of the Merger. ASA Holdings has filed a Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") under the Securities Act of 1933, as amended (the "SECURITIES ACT"), with the Securities and Exchange Commission (the "COMMISSION") covering the shares of Holdings Common Stock to be issued in connection with the Merger.

 THE SHARES OF HOLDINGS COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT BEEN
   APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
       STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
        COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
               ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.





         This Proxy Statement/Prospectus and the accompanying form of proxy for the Special Meeting were first sent or given to Airlines' shareholders on or about November 14, 1996.

                             AVAILABLE INFORMATION


         ASA Holdings has filed the Registration Statement with the Commission under the Securities Act with respect to the shares of Holdings Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information relating to ASA Holdings and the shares of Holdings Common Stock offered hereby, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates. Statements in this Proxy Statement/Prospectus as to the contents of any contract or other document that is referred to herein and is filed as an exhibit to the Registration Statement, summarize the material terms of such documents to the extent that a summary of such terms is material to the related disclosure. Nevertheless, such summaries are not necessarily complete. In each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such summary being qualified in all respects by such reference.


         Airlines is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission by Airlines, and the Registration Statement filed by ASA Holdings, can be inspected and copied at the office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices maintained by the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding Airlines and the Registration Statement. The address of this web site is http://www.sec.gov.

         Airlines Common Stock is traded, and Holdings Common Stock will be traded, on The Nasdaq Stock Market's National Market. Exchange Act reports, proxy and information statements and other information regarding Airlines can also be inspected at the office of The Nasdaq Stock Market, 1735 K Street, NW, Washington, DC 20006-1506.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission by Airlines pursuant to the Exchange Act are incorporated by reference into this Proxy Statement/Prospectus:

         (i) Airlines' Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

         (ii) Airlines' Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

         (iii) Airlines' Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;


         (iv) Airlines' Quarterly Report on Form 10-Q for the quarter ended September 30, 1996; and


         (v) Airlines' Proxy Statement dated April 15, 1996, with respect to Airlines' Annual Meeting of Shareholders held May 22, 1996; and

         (vi) The description of Airlines Common Stock in Airlines' Registration Statement on Form 8-A under the Exchange Act with respect to such class of securities, and any amendment or report filed for the purpose of updating such description.

         All documents and reports filed by Airlines pursuant to Section 13(a), 13(c) 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute any part of this Proxy Statement/Prospectus.

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, FROM AIRLINES. SUCH REQUESTS SHOULD BE DIRECTED TO RONALD V. SAPP, VICE PRESIDENT-FINANCE, ATLANTIC SOUTHEAST AIRLINES, INC., 100 HARTSFIELD CENTRE PARKWAY, SUITE 800, ATLANTA, GEORGIA 30354; TELEPHONE NUMBER (404) 766-1400. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING OF AIRLINES' SHAREHOLDERS, ANY SUCH REQUEST SHOULD BE MADE BY DECEMBER 11, 1996, WHICH IS FIVE (5) BUSINESS DAYS PRIOR TO THE DATE OF THE SPECIAL MEETING.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE OFFER OF HOLDINGS COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ASA HOLDINGS, AIRLINES OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE HOLDINGS COMMON STOCK IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR IN ANY OTHER CIRCUMSTANCE IN WHICH IT WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                    SUMMARY

         The following is a summary of certain information contained, or incorporated by reference, elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information and financial statements appearing elsewhere, or incorporated by reference, in this Proxy Statement/Prospectus.

THE SPECIAL MEETING

         At the Special Meeting on December 19, 1996, shareholders of Airlines will be asked to consider and vote upon a proposal to approve the proposed Reorganization and to adopt and approve the Merger Agreement. The Reorganization will include creation of a parent holding company for Airlines. A copy of the Merger Agreement is attached hereto as Exhibit A. For more information on the Special Meeting, see "THE SPECIAL MEETING" herein.

Vote Required


         The presence in person or by proxy of the holders of a majority of the shares of Airlines Common Stock outstanding as of the October 25, 1996 record date is necessary to constitute a quorum at the Special Meeting. If a quorum is present, the affirmative vote of the holders of a majority of the shares of Airlines Common Stock outstanding as of the record date is necessary to approve the Reorganization and the Merger Agreement. As of the record date, the executive officers and directors (7 persons as of the record date) of Airlines beneficially owned an aggregate of 1,538,437 shares of Airlines Common Stock, approximately 5.1% of the shares of Airlines Common Stock then outstanding. As of the record date, Delta Air Lines Holdings, Inc. owned 7,995,000 shares of Airlines Common Stock, approximately 26.5% of the outstanding Airlines Common Stock. ASA Holdings, the sole shareholder of Merging Co., has approved the Merger Agreement. Of the executive officers and directors (8 persons) of Airlines who beneficially own shares of Airlines Common Stock, the three executive officers (approximately 3.4% of the outstanding Airlines Common Stock) have indicated to Airlines that they intend to vote for the proposal to approve the proposed Reorganization and to adopt and approve the Merger Agreement and none have indicated to Airlines that they intend to vote against the proposal. No other executive officers, directors or persons known by Airlines to be a beneficial owner of more than 5% of the outstanding Airlines Common Stock (including Delta Air Lines Holdings, Inc.) have indicated to Airlines their voting intentions with respect to the proposal to approve the proposed Reorganization and to adopt and approve the Merger Agreement.


DESCRIPTION OF THE PROPOSED REORGANIZATION

General

         Airlines' Board of Directors has unanimously approved and recommended that the shareholders approve the proposed Reorganization and approve and adopt the Merger Agreement pursuant to which the Reorganization will be effected.
The Reorganization will create a parent holding company for Airlines and automatically convert Airlines Common Stock into Holdings Common Stock on a one-for-one basis.

Companies Involved in the Proposed Reorganization

         Airlines is a Georgia corporation. The mailing address of the principal executive offices of Airlines is 100 Hartsfield Centre Parkway, Suite 800, Atlanta, Georgia 30354; and the telephone number at that office is (404) 766-1400.


         ASA Investments, Inc., a Delaware corporation ("INVESTMENTS"), is a wholly owned subsidiary of Airlines. The sole business of Investments has been to invest certain cash assets contributed to it by Airlines. As of September 30, 1996, Investments had total assets of approximately $150 million.

         ASA Holdings is a newly formed, wholly owned subsidiary of Airlines that it organized under the laws of the State of Georgia specifically for the purpose of becoming the new parent holding company in the Reorganization. Its executive offices are located at Airlines' principal executive offices referred to above. ASA Holdings subsequently formed Merging Co. as a wholly owned subsidiary specifically to effect the Merger. Neither ASA Holdings nor Merging Co. has any significant assets or capitalization nor has engaged in any business or prior activities other than in connection with the Reorganization.

The Proposed Reorganization

         THE MERGER. The Merger Agreement provides for the merger of Airlines with Merging Co., with Airlines being the surviving corporation. Upon the consummation of the Merger, (a) each issued and outstanding share of Airlines Common Stock (other than shares held by Airlines as treasury shares) will be automatically deemed converted into one share of Holdings Common Stock, (b) each issued and outstanding share of common stock of Merging Co. will be automatically deemed converted into shares of the surviving corporation, Airlines, (c) the shares of Holdings Common Stock owned by Airlines before the Merger will be canceled and (d) the shares of Airlines Common Stock held by Airlines as treasury shares before the Merger will be canceled. After the consummation of the Merger, Airlines will be a wholly owned subsidiary of ASA Holdings and the current shareholders of Airlines will become shareholders of ASA Holdings. Each of Airlines' current shareholders will have exactly the same proportionate interest in ASA Holdings after the consummation of the Merger as their proportionate interest in Airlines immediately before the Merger. For more information regarding the proposed Reorganization, see "THE PROPOSED REORGANIZATION" herein.

         THE SHAREHOLDERS OF AIRLINES IMMEDIATELY BEFORE THE CONSUMMATION OF THE MERGER WILL AUTOMATICALLY BECOME OWNERS OF HOLDINGS COMMON STOCK UPON THE CONSUMMATION OF THE MERGER AND THEREAFTER WILL CEASE TO BE OWNERS OF AIRLINES COMMON STOCK. IT WILL NOT BE NECESSARY FOR AIRLINES' SHAREHOLDERS TO EXCHANGE THEIR EXISTING CERTIFICATES REPRESENTING AIRLINES COMMON STOCK FOR SHARE CERTIFICATES REPRESENTING HOLDINGS COMMON STOCK. SHARE CERTIFICATES THAT CURRENTLY REPRESENT AIRLINES COMMON STOCK WILL AUTOMATICALLY BE DEEMED TO REPRESENT HOLDINGS COMMON STOCK AFTER THE CONSUMMATION OF THE MERGER. SEE "THE PROPOSED REORGANIZATION - TERMS OF THE MERGER AGREEMENT - EXCHANGE OF SHARE CERTIFICATES" HEREIN.

         If the Merger Agreement is approved and adopted by Airlines' shareholders and the other conditions to the Merger are satisfied or waived and if the Merger Agreement is not otherwise amended or terminated, the Merger will become effective upon the later of (a) the filing of a certificate of merger relating thereto with the Secretary of State of the State of Georgia, (b) at 11:59 p.m., Eastern Standard Time, December 31, 1996, or (c) such other time as may be set forth in the certificate of merger. The Merger Agreement provides that the parties thereto will cause such certificate of merger to be filed on the date that each of the conditions to the consummation of the Merger has been satisfied or waived.

         For a description of the terms and conditions of the Merger, see "THE PROPOSED REORGANIZATION - TERMS OF THE MERGER AGREEMENT" herein.

         OTHER REORGANIZATION TRANSACTIONS. Immediately after the consummation of the Merger, Airlines will effect a dividend to ASA Holdings of all of the shares of Investments' capital stock held by Airlines ("AIRLINES' INVESTMENTS DIVIDEND"). After the Reorganization is completed, Airlines and Investments will each be wholly owned subsidiaries of ASA Holdings. SHAREHOLDER APPROVAL OF THE REORGANIZATION CONSTITUTES APPROVAL OF AIRLINES' INVESTMENTS DIVIDEND.

         Upon the completion of the Reorganization, ASA Holdings will have the same consolidated assets, liabilities and shareholders' equity (other than the canceled treasury shares described above) and the same directors and executive officers as Airlines had immediately before the Merger. See "THE PROPOSED REORGANIZATION - OTHER REORGANIZATION TRANSACTIONS" herein. There will be no difference in the state of incorporation of Airlines and ASA Holdings. Modifications have been made to the Articles of Incorporation and Bylaws of ASA Holdings as compared to those of Airlines. However, there have been no material changes made to the Articles of Incorporation and Bylaws of ASA Holdings other than that Airlines is authorized to issue up to 50,000,000 shares of Airlines Common Stock, whereas ASA Holdings is authorized to issue up to 150,000,000 shares of Holdings Common Stock. These additional shares may be utilized for a variety of corporate purposes, including, without limitation,
(a) to effect stock splits, (b) in connection with future public offerings to raise additional capital or (c) to facilitate corporate acquisitions. See "EFFECT ON RIGHTS OF HOLDERS OF AIRLINES COMMON STOCK" herein. After the Merger, ASA Holdings expects to continue Airlines' current quarterly dividend policy. See "ASA HOLDINGS CAPITAL STOCK - MARKETS FOR SECURITIES AND DIVIDENDS" herein.

         For a description of other Reorganization transactions, see "THE PROPOSED REORGANIZATION - OTHER REORGANIZATION TRANSACTIONS" herein.

Reasons for the Proposed Reorganization


         Airlines' Board of Directors believes the proposed Reorganization will provide greater flexibility to ASA Holdings and its subsidiaries than is available to Airlines with its current corporate structure. The holding company structure will make available to ASA Holdings and its subsidiaries a greater selection of financing, acquisition and organizational alternatives. The holding company structure will provide greater flexibility by permitting ASA Holdings to acquire additional businesses directly rather than through Airlines, thereby permitting these businesses to remain independent of Airlines' present operations and free from any direct constraints on Airlines imposed by credit agreements, regulatory requirements or otherwise. ASA Holdings will not be subject to the restrictive covenants in Airlines' credit agreements and lease arrangements. Airlines' dividend of all of the shares of Investment's capital stock to ASA Holdings after the Merger (see "TERMS OF THE PROPOSED REORGANIZATION - OTHER REORGANIZATION TRANSACTIONS" herein) also will provide ASA Holdings with approximately $150 million of assets that are free of such covenants. Airlines' material lenders and lessors have consented to the Reorganization where the credit agreements and lease arrangements make such consent necessary.



         There is no agreement currently in effect, nor are there any currently ongoing negotiations, relating to the acquisition of any company by ASA Holdings or Airlines. In addition, there are no pending discussions relating to investments in Airlines or ASA Holdings by any other company. See "EFFECT ON RIGHTS OF HOLDERS OF AIRLINES COMMON STOCK" herein.



         AIRLINES' BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE REORGANIZATION IS IN THE BEST INTERESTS OF AIRLINES AND ITS SHAREHOLDERS, HAS UNANIMOUSLY APPROVED THE REORGANIZATION, HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT AIRLINES' SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE REORGANIZATION AND APPROVE AND ADOPT THE MERGER AGREEMENT.


         For more information regarding the reasons for the proposed Reorganization, see "THE PROPOSED REORGANIZATION - REASONS FOR THE PROPOSED REORGANIZATION" herein.

Dissenters' Rights

         Holders of shares of Airlines Common Stock do not have the right to dissent with respect to the Reorganization or the Merger and receive payment for the "fair value" of their shares under the Georgia Business Corporation Code (the "GBCC") for the reasons summarized under the caption "THE PROPOSED REORGANIZATION - DISSENTERS' RIGHTS" herein.

Certain Federal Income Tax Consequences


         Airlines has received the opinion of Ernst & Young LLP regarding the material federal income tax consequences of the proposed Reorganization. That opinion is based on representations provided by management of Airlines and ASA Holdings and the current provisions of the Internal Revenue Code of 1986, as amended (the "CODE"), the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date of the opinion. Such laws or interpretations may differ upon the consummation of the Merger, and relevant facts also may differ. The Ernst & Young LLP letter includes the opinions that the following results will apply with respect to the Reorganization:

        1. No gain or loss will be recognized by the holders of Airlines Common Stock upon the conversion of Airlines Common Stock into Holdings Common Stock pursuant to the Merger;

        2. The tax basis of the Holdings Common Stock to be received by each holder of Airlines Common Stock pursuant to the Merger will be the same as the tax basis of the Airlines Common Stock that is converted into Holdings Common Stock pursuant to the Merger;

        3. The holding period of the Holdings Common Stock to be received by each holder of Airlines Common Stock pursuant to the Merger will include the period during which such holder held the Airlines Common Stock that was converted into Holdings Common Stock pursuant to the Merger provided that the Airlines Common Stock was held as a capital asset on the effective date of the Merger;

        4. No gain or loss will be recognized by Airlines, ASA Holdings, Merging Co. or Investments in connection with the Merger; and

        5. No gain or loss will be recognized by ASA Holdings, Investments or the holders of Airlines Common Stock as a result of the Airlines' Investments Dividend.



        THE DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE REORGANIZATION. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH HOLDER OF AIRLINES COMMON STOCK SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE REORGANIZATION TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

        If management of ASA Holdings and Airlines deem it to be appropriate, Ernst & Young LLP will update its tax opinion as of the effectiveness of the Airlines' Investments Dividend. Ernst & Young LLP is under no obligation to update its tax opinion for changes in facts or law occurring after the effectiveness of the Airlines' Investments Dividend.

        For further information regarding the opinion from Ernst & Young LLP regarding the material federal income tax consequences of the proposed Reorganization, see "THE PROPOSED REORGANIZATION - CERTAIN FEDERAL INCOME TAX CONSEQUENCES" herein.


Regulatory Requirements

         Airlines is aware of no federal or state regulatory requirements that must be complied with or approvals that must be obtained prior to the completion of the Reorganization. See "THE PROPOSED REORGANIZATION - REGULATORY REQUIREMENTS" herein.

EFFECT ON RIGHTS OF HOLDERS OF AIRLINES COMMON STOCK

         The Merger will result in the shareholders of Airlines becoming shareholders of ASA Holdings. The rights and privileges of holders of Holdings Common Stock do not differ in any material respect from those now applicable to holders of Airlines Common Stock. However, Airlines is authorized to issue up to 50,000,000 shares of Airlines Common Stock, whereas ASA Holdings is authorized to issue up to 150,000,000 shares of Holdings Common Stock. These additional shares may be utilized for a variety of corporate purposes, including, without limitation, (a) to effect stock splits, (b) in connection with future public offerings to raise additional capital or (c) to facilitate corporate acquisitions.

         Both before and after the proposed Reorganization is completed, Airlines' Board of Directors has been able, and ASA Holdings' Board of Directors will be able, to approve the issuance of additional shares of capital stock without shareholder approval. Any such issuances of additional shares would result in dilution of the current equity interest of existing shareholders.
The issuance of such additional securities will be subject to certain regulatory limitations imposed by the rules of The Nasdaq Stock Market and by general fiduciary principles. Airlines and ASA Holdings do not have any current plans or pending proposals to issue additional shares of Airlines
Common Stock or Holdings Common Stock other than pursuant to Airlines' existing 1990 Stock Appreciation Rights Plan (the "SAR PLAN"). See "THE PROPOSED REORGANIZATION - OTHER REORGANIZATION TRANSACTIONS - EMPLOYEE BENEFIT PLANS" herein.


         For further information regarding the differences between Airlines Common Stock and Holdings Common Stock, see "EFFECT ON RIGHTS OF HOLDERS OF AIRLINES COMMON STOCK" and "ASA HOLDINGS CAPITAL STOCK - GENERAL."

MARKET FOR SECURITIES, MARKET PRICES AND DIVIDENDS

Airlines Common Stock

         Airlines Common Stock is traded on The Nasdaq Stock Market's National Market under the symbol "ASAI."

         The following table sets forth the reported high and low closing sales price for Airlines Common Stock for the fiscal quarters (or portions thereof) indicated as reported in The Nasdaq National Market System. The quotations reflect actual sales prices without retail mark-up, mark-down or commissions.


 Fiscal year ended
 December 31, 1996 (to date)                             High                 Low
 ---------------------------                             ----                 ---

 Quarter Ended March 31, 1996                           $28.50               $17.88
 Quarter Ended June 30, 1996                            $29.38               $22.00
 Quarter Ended September 30, 1996                       $28.38               $20.25
 October 1, 1996 through November 1, 1996               $22.38               $19.88


 Fiscal year ended
 December 31, 1995                                       High                 Low
 -----------------                                       ----                 ---

 Quarter Ended March 31, 1995                           $21.00               $15.25
 Quarter Ended June 30, 1995                            $30.75               $18.00
 Quarter Ended September 30, 1995                       $34.25               $21.75
 Quarter Ended December 31, 1995                        $27.88               $20.75

Fiscal year ended
December 31, 1994                                       High                 Low
-----------------                                       ----                 ---

Quarter Ending March 31, 1994                           $38.75               $31.25
Quarter Ending June 30, 1994                            $33.00               $21.25
Quarter Ending September 30, 1994                       $30.75               $23.00
Quarter Ending December 31, 1994                        $24.50               $12.75






        Airlines paid cash dividends on outstanding Airlines Common Stock of 9.5 cents per share during each of the first three quarters of 1996 and has announced a fourth quarter dividend of 9.5 cents per share. Airlines paid cash dividends of 34 cents per share during 1995 and 32 cents per share during 1994. For more information on Airlines Common Stock, see "AIRLINES CAPITAL STOCK AND PRINCIPAL HOLDERS THEREOF" herein.


Holdings Common Stock

         There has been and there will be no public market for Holdings Common Stock prior to the consummation of the Merger. Effective upon the consummation of the Merger, Holdings Common Stock will be registered under Section 12(g) of the Exchange Act and will be traded on The Nasdaq Stock Market's National Market under the symbol "ASAI." Airlines Common Stock will be simultaneously delisted from The Nasdaq Stock Market's National Market.

         No cash dividends have ever been declared by ASA Holdings on Holdings Common Stock. Holders of Holdings Common Stock are entitled to receive such dividends as from time to time may be declared by ASA Holdings' Board of Directors. ASA Holdings expects to pay quarterly cash dividends with respect to Holdings Common Stock at the same rates and on the same dates and terms as those last approved by Airlines' Board of Directors with respect to its Airlines Common Stock. Airlines paid cash dividends on the outstanding Airlines Common Stock of 9.5 cents per share during each of the first two quarters of 1996. However, ASA Holdings' Board of Directors will reconsider the declaration and the amount of cash dividends periodically, in its sole discretion, and there can be no assurance as to the declaration or the timing, amount or other terms of dividends to be paid in the future. The payment of dividends in the future may depend upon the results of operations, the financial condition of ASA Holdings and other factors which ASA Holdings' Board of Directors deems relevant.

         For more information on Holdings Common Stock, see "ASA HOLDINGS CAPITAL STOCK" herein.

BUSINESS AND MANAGEMENT OF ASA HOLDINGS

Business

         ASA Holdings will not have conducted any business operations prior to the effective date of the Merger. Subsequent to that date, ASA Holdings expects to engage in business operations only through its subsidiaries. Immediately after the consummation of the Reorganization, Airlines and Investments will be the sole subsidiaries of ASA Holdings. See "BUSINESS AND MANAGEMENT OF ASA HOLDINGS" herein.

         The consolidated financial statements of Airlines immediately before the formation of ASA Holdings, the Merger and other aspects of the Reorganization will not be materially different than the consolidated financial statements of ASA Holdings immediately after the Reorganization. Pursuant to the Reorganization there will be no change in the total assets, total liabilities, total shareholders' equity or any components of the statements of operations. Only the components of shareholders' equity in ASA Holdings' consolidated balance sheet will change as a result of the cancellation of Airlines' treasury shares. See "BUSINESS AND MANAGEMENT OF AIRLINES - FINANCIAL STATEMENTS" herein.

Management

         The executive officers and directors of ASA Holdings after the Merger will be the same as those for Airlines immediately before the effective date of the Merger. It is not expected that the aggregate compensation of the officers and directors of ASA Holdings will change in connection with the Reorganization from the compensation that was payable to them as Airlines' executive officers and directors before the Merger. See "BUSINESS AND MANAGEMENT OF ASA HOLDINGS
- MANAGEMENT" herein.

BUSINESS AND MANAGEMENT OF AIRLINES

         Airlines is a certificated air carrier providing regularly scheduled, high frequency airline service between (i) Hartsfield Atlanta International Airport in Atlanta, Georgia (the "ATLANTA HUB") and 36 other airports in Alabama, Florida, Georgia, Indiana, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia and (ii) Dallas/Fort Worth International Airport in Dallas, Texas (the "DALLAS/FORT WORTH HUB") and 24 other airports in Arkansas, Kansas, Louisiana, Mississippi, Oklahoma and Texas. Airlines' flights are utilized primarily by business and military passengers to make connections with flights operated by Delta Air Lines, Inc. ("DELTA") and other carriers from the Atlanta and Dallas/Fort Worth hubs. See "BUSINESS AND MANAGEMENT OF AIRLINES" herein.

Selected Financial Data


         The following selected financial data for the five years ended December 31, 1995 are derived from the audited consolidated financial statements of Airlines. The financial data for the nine months ended September 30, 1996 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Airlines considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The data set forth below should be read in conjunction with the consolidated financial statements, related notes thereto and other financial information appearing or incorporated by reference in Airlines' Annual Report on Form 10-K for the year ended December 31, 1995, and Airlines' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, each of which were filed with the Commission and are incorporated herein by reference (see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" herein).


                       ATLANTIC SOUTHEAST AIRLINES, INC.
                            SELECTED FINANCIAL DATA
                (Dollars in thousands except per share amounts)

                                       Nine Months Ended               Year Ended December 31 (audited)
                                       September 31, 1996  -------------------------------------------------------
                                          (unaudited)          1995        1994      1993        1992      1991
                                       ---------------------------------------------------------------------------
Income Statement Data

Total Operating Revenues                     $288,313        $328,725    $312,090  $288,463    $235,579   $221,916
Income from Operations                         71,348          75,875      84,272    77,620      60,814     52,528
Income before Taxes and Accounting             75,002          80,774      85,620    77,422      59,317     51,596
   Change
Income Taxes                                   28,726          29,637      32,964    31,090      22,250     19,093
Cumulative Effect of Change in                      -               -           -     4,212           -          -
   Accounting for Income Taxes
Net Income                                    $46,276         $51,137     $52,656   $50,544     $37,067    $32,503
Net Income per Share *                          $1.48           $1.55       $1.54     $1.47       $1.09      $0.95

Balance Sheet Data

Working Capital                              $156,809        $141,677    $140,391  $126,975     $93,372    $78,721
Total Assets                                  507,855         512,699     519,684   474,599     430,752    377,603
Long-Term Debt, excluding current             101,412         120,210     152,610   135,963     145,804    139,356
   portion
Total Liabilities                             240,541         259,844     272,214   249,512     252,013    229,683
Shareholders' Equity                          267,314         252,855     247,470   225,087     178,738    147,910

Shareholders' Equity per Share *                $8.71           $7.98       $7.45     $6.55       $5.23      $4.35
Cash Dividends Declared per Share *             $0.29           $0.34       $0.32     $0.28       $0.24      $0.20


* Adjusted for stock splits on November 26, 1991 and February 18, 1993.

                              GENERAL INFORMATION

         This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Airlines to be voted at a Special Meeting of Airlines' Shareholders to be held on December 19, 1996, and any adjournment or adjournments thereof, for the purpose set forth in the accompanying Notice of Special Meeting of Shareholders.

         This Proxy Statement/Prospectus also constitutes the Prospectus of ASA Holdings with respect to the shares of Holdings Common Stock to be issued in the Merger.


                          THE PROPOSED REORGANIZATION

GENERAL

         Airlines' Board of Directors has proposed a corporate reorganization that will include creation of a parent holding company for Airlines pursuant to the Merger. The Merger will be effected pursuant to the Merger Agreement, a copy of which is attached hereto as Exhibit A and hereby incorporated herein by reference. At the Special Meeting, shareholders of Airlines will be asked to consider and vote upon a proposal to approve the Reorganization and to adopt and approve the Merger Agreement.

COMPANIES INVOLVED IN THE PROPOSED REORGANIZATION


         Airlines was incorporated under the laws of the State of Georgia. Investments, a Delaware corporation, is a wholly owned subsidiary of Airlines the sole business of which has been to invest certain cash assets contributed to it by Airlines. As of September 30, 1996, Investments had total assets of approximately $150 million. ASA Holdings is a newly formed, wholly owned subsidiary of Airlines organized under the laws of the State of Georgia specifically for the purpose of becoming the new parent holding company in the Reorganization. Its executive offices are located at Airlines' principal executive offices referred to below. ASA Holdings subsequently formed Merging Co. as a wholly owned subsidiary specifically to effect the Merger. Neither ASA Holdings nor Merging Co. has any significant assets or capitalization nor has engaged in any business or prior activities other than in connection with the Reorganization.


         The mailing address of the principal executive offices of Airlines is 100 Hartsfield Centre Parkway, Suite 800, Atlanta, Georgia 30354; and the telephone number at that office is (404) 766-1400.

THE MERGER

         The Merger Agreement provides for the merger of Airlines with Merging Co., with Airlines being the surviving corporation. Upon the consummation of the Merger, (a) each issued and outstanding share of Airlines Common Stock (other than shares held by Airlines as treasury shares) will be automatically deemed converted into one share of Holdings Common Stock, (b) each issued and outstanding share of common stock of Merging Co. will be automatically deemed converted into shares of the surviving corporation, Airlines, (c) the shares of Holdings Common Stock owned by Airlines before the Merger will be canceled and
(d) the shares of Airlines Common Stock held by Airlines as treasury shares before the Merger will be canceled. After the consummation of the Merger, Airlines will become a wholly owned subsidiary of ASA Holdings and the current shareholders of Airlines will automatically become shareholders of ASA Holdings. Each of Airlines' current shareholders will have exactly the same proportionate interest in ASA Holdings after the consummation of the Merger as their proportionate interest in Airlines immediately before the Merger.

OTHER REORGANIZATION TRANSACTIONS

         Immediately after the consummation of the Merger, Airlines will effect a dividend to ASA Holdings of all the shares of Investments' capital stock held by Airlines. SHAREHOLDER APPROVAL OF THE REORGANIZATION CONSTITUTES APPROVAL OF AIRLINES' DIVIDEND. After the Reorganization is completed, Airlines and Investments will each be wholly owned subsidiaries of ASA Holdings as depicted below:


                               CURRENT STRUCTURE
                               -----------------
                                 Shareholders


                       Atlantic Southeast Airlines, Inc.
                             (Georgia corporation)

                             ASA Investments, Inc.
                            (Delaware corporation)


                              POST-REORGANIZATION
                              -------------------
                                 Shareholders


                              ASA Holdings, Inc.
                             (Georgia corporation)

Atlantic Southeast Airlines, Inc.                     ASA Investments, Inc.
     (Georgia corporation)                           (Delaware corporation)

         Upon the completion of the Reorganization, ASA Holdings will have the same consolidated assets, liabilities and shareholders equity and the same directors and executive officers as Airlines had immediately prior to the Merger. Only the components of shareholders' equity in ASA Holdings' consolidated balance sheet will change as a result of the cancellation of Airlines' treasury shares. See "BUSINESS AND MANAGEMENT OF AIRLINES - FINANCIAL STATEMENTS" and "BUSINESS AND MANAGEMENT OF ASA HOLDINGS - FINANCIAL STATEMENT" herein. Modifications have been made to the Articles of Incorporation and Bylaws of ASA Holdings as compared to those of Airlines. However, there have been no material changes made to the Articles of Incorporation and Bylaws of ASA Holdings other than that Airlines is authorized to issue up to 50,000,000 shares of Airlines Common Stock, whereas ASA Holdings is authorized to issue up to 150,000,000 shares of Holdings Common Stock.
These additional shares may be utilized for a variety of corporate purposes, including, without limitation, (a) to effect stock splits, (b) in connection with future public offerings to raise additional capital or (c) to facilitate corporate acquisitions. See "EFFECT ON RIGHTS OF HOLDERS OF AIRLINES COMMON STOCK" herein. ASA Holdings also expects to continue Airlines' current quarterly dividend policy. See "ASA HOLDINGS CAPITAL STOCK - MARKET FOR SECURITIES AND DIVIDENDS" herein.

REASONS FOR THE PROPOSED REORGANIZATION

         Airlines' Board of Directors believes that the proposed Reorganization will provide greater flexibility to ASA Holdings and its subsidiaries than is available to Airlines with its current corporate structure. The holding company structure will make available to ASA Holdings and its subsidiaries a greater selection of financing, acquisition and organizational alternatives. The holding company structure will provide greater flexibility by permitting ASA Holdings to acquire additional businesses directly rather than through Airlines, thereby permitting these businesses to remain independent of Airlines' present operations and free from any direct constraints on Airlines imposed by credit agreements, regulatory requirements or otherwise.


         Management determined that, in order to be in a position to take timely advantage of any future opportunities, it was in the best interests of Airlines and its shareholders to proceed with the proposed Reorganization at this time. During the three years prior to the determination to proceed with the proposed Reorganization and since the date of that determination, other than with respect to the creation of a holding company structure, management of Airlines did not formulate any material plans with respect to the nature of any potential future acquisitions of any company by Airlines or any other opportunities. There is no agreement currently in effect, nor are there any currently ongoing negotiations, relating to the acquisition of any company by ASA Holdings or Airlines. In addition, there are no pending discussions relating to investments in Airlines or ASA Holdings by any other company. Furthermore, ASA Holdings does not have any current plans or pending proposals to issue additional shares of Holdings Common Stock other than pursuant to Airlines' existing SAR Plan. See "THE PROPOSED REORGANIZATION - EMPLOYEE BENEFIT PLANS" herein. Both before and after the proposed Reorganization is completed, the Airlines Board of Directors has been able, and ASA Holdings' Board of Directors will be able, to approve the issuance of additional shares of capital stock without shareholder approval. Any such issuances of additional shares would result in dilution of the current equity interest of existing shareholders. The issuance of such additional securities will be subject to certain limitations imposed by the rules of The Nasdaq Stock Market and by general fiduciary principles. See "EFFECT ON RIGHTS OF HOLDERS OF AIRLINES COMMON STOCK" herein.



         The proposed holding company structure will provide additional flexibility primarily because (a) any new subsidiaries formed by ASA Holdings will be insulated from the liabilities of and risks associated with Airlines' operation of a commercial airline; (b) Airlines will be better insulated from the liabilities of any risks associated with the operation of businesses by other subsidiaries of ASA Holdings; (c) ASA Holdings and its other subsidiaries will not be restricted by debt agreements that have been or may be entered into by Airlines that include restrictive covenants; (d) ASA Holdings and its other subsidiaries will not be constrained by the other contracts that, from time to time, are binding on Airlines; (e) Airlines will not be constrained by the debt agreements or other contracts entered into by ASA Holdings' subsidiaries; (f) depending on the business conducted by the company, ASA Holdings and its other subsidiaries may be free from certain direct constraints on Airlines imposed by regulatory requirements; and (g) the holding company structure will accommodate any future acquisition opportunities, whether the acquisition is inside or outside of Airlines' current line of business.


         Management believes that, after the Reorganization, borrowings from banks, other financial institutions or the securities markets will be available to ASA Holdings on substantially the same terms as are currently available to Airlines. After the Reorganization, ASA Holdings also could borrow money directly and use it internally or contribute it to Airlines or any other subsidiary. In addition, any of the subsidiaries could borrow money independently.


          ASA Holdings will not be subject to the restrictive covenants in Airlines' credit agreements and lease arrangements. The Airlines' Investments Dividend (see "TERMS OF THE PROPOSED REORGANIZATION - OTHER REORGANIZATION TRANSACTIONS" herein) also will provide ASA Holdings with approximately $150 million of assets that are free of the restrictive covenants in Airlines' credit agreements and lease arrangements. Airlines' material lenders and lessors have consented to the Reorganization where the credit agreements and lease arrangements make such consent necessary.






         AIRLINES' BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE REORGANIZATION IS IN THE BEST INTERESTS OF AIRLINES AND ITS SHAREHOLDERS, HAS UNANIMOUSLY APPROVED THE REORGANIZATION, HAS UNANIMOUSLY APPROVED AND UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT AIRLINES' SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE REORGANIZATION AND APPROVE AND ADOPT THE MERGER AGREEMENT.

TERMS OF THE MERGER AGREEMENT


         The following is a summary of the material provisions of the Merger Agreement, which is attached hereto as Exhibit A. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the Merger Agreement.


         GENERAL. The Merger Agreement provides that, following approval of the Merger Agreement by the shareholders of Airlines and the satisfaction or waiver of the other conditions to the Merger, at the Effective Time of the Merger (as defined below), Airlines will be merged with Merging Co., with Airlines being the surviving corporation. Upon the Effective Time of the Merger, the following transactions will occur:

         (a) each issued and outstanding share of Airlines Common Stock (other than shares held by Airlines as treasury shares) will be automatically deemed converted into one share of Holdings Common Stock;

         (b) immediately after the conversion referred to in paragraph (a) above, each issued and outstanding share of common stock of Merging Co. will be automatically deemed converted into shares of Airlines Common Stock;

         (c)     contemporaneously with the conversion referred to in paragraph
                 (b) above, the shares of Holdings Common Stock owned by Airlines immediately prior to the Effective Time of the Merger will be canceled;

         (c) contemporaneously with the cancellation referred to in paragraph (c) above, the shares of Airlines Common Stock held by Airlines as treasury shares immediately prior to the Effective Time of the Merger will be canceled; and

         (e) any outstanding stock appreciation rights ("SARS") that Airlines may have granted pursuant to its SAR Plan shall, pursuant to the terms of the SAR Plan and the Merger Agreement, automatically become SARs relating to Holdings Common Stock upon the same terms.

         Pursuant to the Merger, Airlines will become a wholly owned subsidiary of ASA Holdings and the current shareholders of Airlines will become shareholders of ASA Holdings. After the consummation of the Merger, each of the current shareholders of Airlines will have exactly the same proportionate interest in ASA Holdings as their proportionate interest in Airlines.


         CONDITIONS TO THE MERGER. In addition to approval of the Reorganization and the Merger Agreement by the shareholders of Airlines, consummation of the Merger is subject to the satisfaction or waiver of, among others, the following conditions: (i) approval of the listing of Holdings Common Stock for quotation on The Nasdaq Stock Market's National Market, (ii) effectiveness of the Registration Statement covering the shares of Holdings Common Stock into which shares of Airlines Common Stock will be converted in the Merger and (iii) receipt of an opinion of Ernst & Young LLP, independent certified public accountants for Airlines and ASA Holdings, with respect to the federal income tax consequences of the Reorganization. See "THE PROPOSED REORGANIZATION - CERTAIN FEDERAL INCOME TAX CONSEQUENCES" herein. While, each of these conditions may be waived by Airlines and ASA Holdings prior to the consummation of the Merger, management does not currently expect to do so in order to give effect to the Merger.


         EFFECTIVE TIME OF THE MERGER. If the Merger Agreement is approved and adopted by Airlines' shareholders and the other conditions to the Merger are satisfied or waived and if the Merger Agreement is not otherwise amended or terminated, the Merger will become effective upon the later of (a) the filing of a certificate of merger relating thereto with the Secretary of State of the State of Georgia, (b) at 11:59 p.m., Eastern Standard Time, December 31, 1996, or (c) such other time as may be set forth in the certificate of merger (the "EFFECTIVE TIME OF THE MERGER"). The Merger Agreement provides that the parties thereto will cause such certificate of merger to be filed on the date that each of the conditions to the consummation of the Merger has been satisfied or waived.


         AMENDMENT. The Merger Agreement may be amended by mutual agreement of the parties thereto without shareholder approval at any time after its approval by Airlines' shareholder's provided that no such amendment is made that adversely impacts the holders of Airlines Common Stock or that, by law, requires further approval by Airlines' shareholders. Any amendment to the Merger Agreement must be in writing and signed by the parties to the Merger Agreement.


         TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger by the Board of Directors of either Airlines and ASA Holdings, whether before or after shareholder approval of the Reorganization.

         EXCHANGE OF SHARE CERTIFICATES. THE SHAREHOLDERS OF AIRLINES BEFORE THE CONSUMMATION OF THE MERGER WILL AUTOMATICALLY BECOME OWNERS OF HOLDINGS COMMON STOCK UPON THE CONSUMMATION OF THE MERGER AND THEREAFTER WILL CEASE TO BE OWNERS OF AIRLINES COMMON STOCK. IT WILL NOT BE NECESSARY FOR AIRLINES' SHAREHOLDERS TO EXCHANGE THEIR EXISTING CERTIFICATES REPRESENTING AIRLINES COMMON STOCK FOR SHARE CERTIFICATES REPRESENTING HOLDINGS COMMON STOCK. SHARE CERTIFICATES THAT CURRENTLY REPRESENT AIRLINES COMMON STOCK WILL AUTOMATICALLY BE DEEMED TO REPRESENT HOLDINGS COMMON STOCK AFTER THE CONSUMMATION OF THE MERGER. THEREAFTER, WHEN ANY SHAREHOLDER TRANSFERS SHARES OF HOLDINGS COMMON STOCK, THE SHAREHOLDER SHOULD DELIVER THE CERTIFICATE THAT PREVIOUSLY REPRESENTED AIRLINES COMMON STOCK TO THE TRANSFER AGENT (PROPERLY ENDORSED AND IN PROPER FORM FOR TRANSFER), AND THE TRANSFEREE WILL RECEIVE A CERTIFICATE REPRESENTING HOLDINGS COMMON STOCK FOR THE NUMBER OF SHARES TRANSFERRED. ANY SHARES REMAINING AFTER THE TRANSFER WILL BE RETURNED TO THE TRANSFEROR ON A CERTIFICATE REPRESENTING HOLDINGS COMMON STOCK.

         If any shareholder desires to transfer any certificate that previously represented shares of Airlines Common Stock, it will be a condition to such transfer that the certificate surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such transfer shall either:

                 (i) pay ASA Holdings or its agents any taxes or other governmental charges required by reason of the issuance of certificates representing shares of Holdings Common Stock in a name other than that of the registered holder of the certificate so surrendered; or

                 (ii) establish to the satisfaction of ASA Holdings or its agents that such taxes or governmental charges have been paid.

RECOMMENDATION OF AIRLINES' BOARD OF DIRECTORS


         AIRLINES' BOARD OF DIRECTORS HAS DETERMINED THAT THE REORGANIZATION IS IN THE BEST INTERESTS OF AIRLINES AND ITS SHAREHOLDERS, HAS APPROVED THE REORGANIZATION, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT AIRLINES' SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE REORGANIZATION AND APPROVE AND ADOPT THE MERGER AGREEMENT.

EMPLOYEE BENEFIT PLANS


         ASA Holdings has agreed to assume the obligations as a plan sponsor under the SAR Plan and Airlines' Supplemental Executive Retirement Plan ("SERP"). Further, Airlines' employee benefit plans (other than the SAR Plan) will be amended, as necessary, to cover any eligible employees of ASA Holdings. Each of Airlines' employee benefit plans that currently holds or provides for distributions of Airlines Common Stock will be amended to provide that Holdings Common Stock will be substituted for Airlines Common Stock as of the Effective Time of the Merger.


ACCOUNTING TREATMENT

         The proposed Reorganization involves the reorganization of interests under common control and will be accounted for at historical cost in a manner similar to that of a pooling of interests. The consolidated financial statements of ASA Holdings after the Reorganization will reflect all of the consolidated results of operations, consolidated assets and liabilities of Airlines before the Reorganization and the results of operations, assets and liabilities of Airlines and Investments after the Reorganization.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


         The following summary is based upon the opinion of Ernst & Young LLP as to the material federal income tax consequences of the proposed Reorganization. That opinion is based on representations provided by management of Airlines and ASA Holdings and the provisions of the Code, the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date of the opinion. Such laws or interpretations may differ at the Effective Time of the Merger, and relevant facts also may differ. The Ernst & Young LLP letter includes the opinions that the following results will apply with respect to the
Reorganization:


         1. No gain or loss will be recognized by the holders of Airlines Common Stock upon the conversion of Airlines Common Stock into Holdings Common Stock pursuant to the Merger;

         2. The tax basis of the Holdings Common Stock to be received by each holder of Airlines Common Stock pursuant to the Merger will be the same as the tax basis of the Airlines Common Stock that is converted into Holdings Common Stock pursuant to the Merger;

         3. The holding period of the Holdings Common Stock to be received by each holder of Airlines Common Stock pursuant to the Merger will include the period during which such holder held the Airlines Common Stock that was converted into Holdings Common Stock pursuant to the Merger provided that the Airlines Common Stock was held as a capital asset on the Effective Date of the Merger;

         4. No gain or loss will be recognized by Airlines, ASA Holdings, Merging Co. or Investments in connection with the Merger; and

         5. No gain or loss will be recognized by ASA Holdings, Investments or the holders of Airlines Common Stock as a result of the Airlines' Investments Dividend.

         THE DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE REORGANIZATION. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH HOLDER OF AIRLINES COMMON STOCK SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE REORGANIZATION TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.


         If management of ASA Holdings and Airlines deem it to be appropriate, Ernst & Young LLP will update its tax opinion as of the effectiveness of the Airlines' Investments Dividend. Ernst & Young LLP is under no obligation to update its tax opinion for changes in facts or law occurring after the effectiveness of the Airlines' Investments Dividend.


DISSENTER'S RIGHTS

         Holders of shares of Airlines Common Stock do not have the right to dissent with respect to the Merger (or the other transactions in the Reorganization) and receive payment for the "fair value" of their shares under the GBCC. The GBCC provides that there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

                 (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

                 (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

         Airlines Common Stock is traded on The Nasdaq Stock Market's National Market, which for purposes of the GBCC is a national securities exchange and qualifies Airlines for the exception from the dissenter's rights provisions of the GBCC.

VOTE REQUIRED

         The sole shareholder of Merging Co. must approve the Merger Agreement and the shareholders of Airlines must approve the Reorganization (including the Merger). ASA Holdings, the sole shareholder of Merging Co., has approved the Merger Agreement.

         Airlines' shareholders will vote on the proposal to adopt and approve the Reorganization and the Merger Agreement at the Special Meeting. The presence in person or by proxy of the holders of a majority of the shares of Airlines Common Stock outstanding as of the October 25, 1996, record date is necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of a majority of the shares of Airlines Common Stock outstanding as of the record date is necessary to approve the Reorganization and the Merger Agreement. For more information regarding the vote required at the special Meeting, see "THE SPECIAL MEETING - VOTE REQUIRED; SECURITY OWNERSHIP OF MANAGEMENT" herein.



         AIRLINES' BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE REORGANIZATION IS IN THE BEST INTERESTS OF AIRLINES AND ITS SHAREHOLDERS, HAS UNANIMOUSLY APPROVED THE REORGANIZATION, HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT AIRLINES' SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE REORGANIZATION AND APPROVE AND ADOPT THE MERGER AGREEMENT.


         For more information regarding the Special Meeting, see "THE SPECIAL MEETING" herein.

REGULATORY REQUIREMENTS

         Airlines is aware of no federal or state regulatory requirements that must be complied with or approvals that must be obtained prior to the completion of the Reorganization.

              EFFECT ON RIGHTS OF HOLDERS OF AIRLINES COMMON STOCK


         The Merger will result in the shareholders of Airlines becoming shareholders of ASA Holdings. The rights and privileges of holders of Holdings Common Stock do not differ in any material respect from those now applicable to holders of Airlines Common Stock. However, Airlines is authorized to issue up to 50,000,000 shares of Airlines Common Stock, whereas ASA Holdings is authorized to issue up to 150,000,000 shares of Holdings Common Stock. These additional shares may be utilized for a variety of corporate purposes, including, without limitation, (a) to effect stock splits, (b) in connection with future public offerings to raise additional capital or (c) to facilitate corporate acquisitions. See "ASA HOLDINGS CAPITAL STOCK - GENERAL" and "AIRLINES CAPITAL STOCK AND THE PRINCIPAL HOLDERS THEREOF" herein for further information regarding Airlines Common Stock and Holdings Common Stock.


         Both before and after the proposed Reorganization is completed, Airlines' Board of Directors has been able, and ASA Holdings' Board of Directors will be able, to approve the issuance of additional shares of capital stock without shareholder approval. Any such issuances of additional shares would result in dilution of the current equity interest of existing shareholders. Airlines and ASA Holdings do not have any current plans or pending proposals to issue additional shares of Airlines Common Stock or Holdings Common Stock other than pursuant to Airlines' existing SAR Plan. The issuance of such additional securities will be subject to certain limitations imposed by the rules of The Nasdaq Stock Market and by general fiduciary principles. Generally, Nasdaq requirements include the requirement that shareholders approve, among others things, (a) the issuance of common stock (or securities convertible into common stock) resulting in a change in control,
(b) the sale or issuance of common stock (or securities convertible into common stock), other than in a public offering, at less than the greater of book or market value when the aggregate amount of shares sold equal 20% or more of the number of shares or voting power of the common stock outstanding before the transaction or (c) an acquisition effected by the issuance of common stock (or securities convertible into common stock) in exchange for stock or assets where either (i) both (A) the stock or assets are owned by directors, officers or holders of 5% or more of the outstanding common stock any of whom has a 5% or greater interest individually, or 10% in the aggregate, in the company or assets being acquired and (B) the common stock or convertible securities issued in the transaction would result in a 5% or more increase in outstanding common stock or (ii) the amount of shares or voting power of the common stock to be issued (or which has the potential to be issued), other than in a public offering for cash, will equal or exceed 20% of the number of shares or voting power of the common stock outstanding before the issuance.

                              THE  SPECIAL MEETING

TIME, DATE AND PLACE

         The Special Meeting will be held in Meeting Rooms 117-118 at the Cobb Galleria Centre, Two Galleria Parkway, Atlanta, Georgia, on Thursday, December 19, 1996, at 11:00 a.m. Eastern Standard Time. This proxy statement and accompanying form of proxy were first sent or given to Shareholders on or about November 14, 1996.

RECORD DATE AND SHARES ENTITLED TO VOTE


      Only holders of record of shares of Airlines Common Stock at the close of business on October 25, 1996 (the "RECORD DATE") are entitled to notice of and to vote at the Special Meeting. As of such date, there were 30,148,570 shares of Airlines Common Stock issued and outstanding (excluding any treasury shares) held by 1,133 holders of record. Holders of record of Airlines Common Stock on the Record Date are entitled to one vote per share on any matter that may properly come before the Special Meeting.


VOTE REQUIRED; SECURITY OWNERSHIP OF MANAGEMENT


      The only class of securities entitled to vote at the Special Meeting is Airlines Common Stock. Each share of Airlines Common Stock is entitled to one vote at the Special Meeting. Airlines' Board of Directors, pursuant to Airlines' Bylaws, fixed October 25, 1996, at the close of business, as the Record Date for the determination of holders of Airlines Common Stock entitled to notice of and to vote at the Special Meeting or at any adjournment or adjournments thereof. As of the Record Date, there were 30,148,570 shares of Airlines Common Stock outstanding and entitled to be voted at the Special Meeting (excluding any treasury shares).


         The presence in person or by proxy of the holders of a majority of the shares of Airlines Common Stock outstanding as of the Record Date is necessary to constitute a quorum at the Special Meeting. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of quorum at the Special Meeting. If a quorum is present the affirmative vote of the holders of a majority of the shares of Airlines Common Stock outstanding as of the Record Date is necessary to approve the Reorganization and the Merger Agreement. At this time, Airlines' management knows of no matter to be presented for action at the Special Meeting other than those mentioned herein. If, however, any other matters properly come before the Special Meeting, generally, if a quorum is present, a proposal will pass if the votes cast favoring the action exceed the votes cast opposing the action. Abstentions and broker nonvotes with respect to the proposal to approve the Reorganization and the Merger Agreement or any other matters to be voted on at the Special Meeting will not count as either a vote for or against such proposal at the Special Meeting.

         As of the Record Date, the executive officers and directors (7 persons as of the Record Date) of Airlines beneficially owned an aggregate of 1,538,437 shares of Airlines Common Stock, approximately 5.1% of the shares of Airlines Common Stock then outstanding. As of the Record Date, Delta Air
Lines Holdings, Inc., owned 7,995,000 shares of Airlines Common Stock,
approximately 26.5% of the outstanding Airlines Common Stock.   ASA Holdings,
the sole shareholder of Merging Co., has approved the Merger Agreement. Of the executive officers and directors (8 persons) of Airlines who beneficially own shares of Airlines Common Stock, the three executive officers (approximately 3.4% of the outstanding Airlines Common Stock) have indicated to Airlines that they intend to vote for the proposal to approve the proposed Reorganization and to adopt and approve the Merger Agreement and none have indicated to Airlines that they intend to vote against the proposal. No other executive officers, directors or persons known by Airlines to be a benefical owner of more than 5% of the outstanding Airlines Common Stock (including Delta Air Lines Holdings, Inc.) have indicated to Airlines their voting intentions with respect to the proposal to approve the proposed Reorganization and to adopt and approve the Merger Agreement.


         ASA Holdings, the sole shareholder of Merging Co., has approved the Reorganization and the Merger Agreement.

PROXIES

         A form of proxy is enclosed with this Proxy Statement/Prospectus. All shares of Airlines Common Stock represented by properly executed proxies, unless such proxies have been previously revoked, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted for approval of the Reorganization and the Merger Agreement and, in the discretion of the proxy holder, as to any other matter that may properly come before the Special Meeting.

SOLICITATION OF PROXIES

         Proxies for the Special Meeting will be solicited by mail. Proxies may also be solicited by directors, officers and regular employees of Airlines personally or by telephone, but such persons will not be specially compensated for such services. Airlines' regularly retained investor relations firm, Corporate Communications, Inc., may also solicit proxies by telephone and mail. Corporate Communications, Inc. will not receive a separate fee for any such solicitations. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to beneficial owners of Airlines Common Stock. The expense of preparing, assembling, printing, mailing and soliciting proxies will be borne by Airlines.

ACTION TO BE TAKEN UNDER THE PROXIES

         When a proxy in the enclosed form is properly executed and timely returned, the shares of Airlines Common Stock represented thereby will be voted at the Special Meeting in the manner specified therein.

         PROPOSED REORGANIZATION. Unless instructed otherwise in the space provided in the proxy form, all properly executed proxies received by Airlines will be voted at the Special Meeting "FOR" the proposal to approve the Reorganization and to adopt and approve the Merger Agreement.


      OTHER MATTERS. At this time, Airlines' management knows of no matter to be presented for action at the Special Meeting other than those mentioned herein. If, however, any other matters properly come before the Special Meeting, it is intended that the properly executed proxies delivered to Airlines will be voted in accordance with the judgment of the person or persons voting such proxies, except as described below. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares of Airlines Common Stock to vote on a particular matter, those shares will not be voted on that matter. If any shareholder indicates on a proxy that the shareholder is voting against the proposal to approve the proposed Reorganization and to adopt and approve the Merger Agreement, those shares will not be voted for any adjournment of the Special Meeting.


         REVOCATION OF PROXIES. Any holder of Airlines Common Stock who properly executes and delivers a proxy may revoke it at any time prior to it being exercised. A proxy may be revoked either by (i) filing with the Secretary of Airlines prior to the Special Meeting, at Airlines' principal executive offices, either a written revocation of such proxy or a duly executed proxy bearing a later date or (ii) attending the Special Meeting and voting in person, regardless of whether a proxy has previously been given. Presence at the Special Meeting will not revoke a shareholder's proxy unless such shareholder votes in person.

                           ASA HOLDINGS CAPITAL STOCK

GENERAL


         The following is a summary of the material provisions of ASA Holdings' Articles of Incorporation and Bylaws relating to the rights and privileges of holders of Holdings Common Stock, which are attached as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part and are hereby incorporated by reference. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, ASA Holdings' Articles of Incorporation and Bylaws.


COMMON STOCK


         The securities of ASA Holdings to be registered under the Exchange Act consist of the 150,000,000 shares of Holdings Common Stock, $0.10 par value per share, of which 1,000 shares are issued and outstanding as of November 1, 1996. Holders of Holdings Common Stock have no preemptive rights.


         Holders of Holdings Common Stock are entitled to receive such dividends as from time to time may be declared by ASA Holdings' Board of Directors and to share ratably in all assets available for distribution in the event of a liquidation, dissolution or winding-up, either voluntary or involuntary, of ASA Holdings. The shares of Holdings Common Stock are neither redeemable nor convertible nor are there any sinking fund provisions relating to the Holdings Common Stock.

VOTING RIGHTS

         Holders of Holdings Common Stock are entitled to one vote per share on all matters upon which shareholders have the right to vote. A majority of shares of Holdings Common Stock, represented in person or by proxy, is required to constitute a quorum at any meeting of shareholders. If a quorum is present, the affirmative vote of the holders of a majority of the shares of Holdings Common Stock represented at the meeting is required to act on any matter submitted for a vote at the meeting. With respect to any election of directors, at a meeting at which a quorum is present, any nominee receiving a plurality of the votes entitled to be cast at the meeting will be elected. Pursuant to the GBCC, certain proposed actions presented to the holders of Holdings' Common Stock will pass only if the proposal receives a majority of all the votes entitled to be cast at the meeting. Such actions include mergers and share exchanges, a sale of all or substantially all of the assets of ASA Holdings, amendments to Holdings' Articles of Incorporation that affect the rights of the shareholders in any substantive way, and voluntary dissolution. There is no difference in these voting requirements between Airlines Common Stock and Holdings Common Stock. Holders of Holdings Common Stock have no cumulative voting rights. See "AIRLINES CAPITAL STOCK AND PRINCIPAL HOLDERS THEREOF - VOTING RIGHTS" herein.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

         Under ASA Holdings' Articles of Incorporation, after the
Reorganization there will be approximately 119,311,430 shares of Holdings Common Stock available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes including
(a) to effect stock splits,

(b) in connection with future public offerings to raise additional capital or
(c) to facilitate corporate acquisitions. See "EFFECT ON RIGHTS OF HOLDERS OF AIRLINES COMMON STOCK" herein.


REGISTRANT AND TRANSFER AGENT

         SunTrust Bank, Atlanta, the transfer agent and registrar for Airlines Common Stock, will also serve as transfer agent and registrar for Holdings Common Stock.

MARKET FOR SECURITIES AND DIVIDENDS

         There has been and there will be no public market for Holdings Common Stock prior to the Effective Time of the Merger. At the Effective Time of the Merger, Holdings Common Stock will be registered under Section 12(g) of the Exchange Act and will be traded on The Nasdaq Stock Market's National Market under the symbol "ASAI." Airlines Common Stock will be simultaneously delisted from The Nasdaq Stock Market's National Market.

          THE SHAREHOLDERS OF AIRLINES IMMEDIATELY BEFORE THE EFFECTIVE TIME OF THE MERGER WILL AUTOMATICALLY BECOME OWNERS OF HOLDINGS COMMON STOCK UPON THE EFFECTIVE TIME OF THE MERGER AND THEREAFTER WILL CEASE TO BE OWNERS OF AIRLINES COMMON STOCK. IT WILL NOT BE NECESSARY FOR AIRLINES' SHAREHOLDERS TO EXCHANGE THEIR EXISTING CERTIFICATES REPRESENTING AIRLINES COMMON STOCK FOR SHARE CERTIFICATES REPRESENTING HOLDINGS COMMON STOCK. SHARE CERTIFICATES THAT CURRENTLY REPRESENT AIRLINES COMMON STOCK WILL AUTOMATICALLY BE DEEMED TO REPRESENT HOLDINGS COMMON STOCK AFTER THE EFFECTIVE TIME OF THE MERGER. SEE "THE PROPOSED REORGANIZATION - TERMS OF THE MERGER AGREEMENT - EXCHANGE OF SHARE CERTIFICATES" HEREIN.

         No cash dividends have ever been declared by ASA Holdings on Holdings Common Stock. See "AIRLINES CAPITAL STOCK AND PRINCIPAL HOLDERS THEREOF - MARKET FOR SECURITIES AND DIVIDENDS" herein. After the Merger, ASA Holdings expects to pay quarterly cash dividends with respect to Holdings Common Stock at the same rates and on the same dates and terms as those last approved by Airlines' Board of Directors with respect to Airlines Common Stock. Airlines paid cash dividends on the outstanding Airlines Common Stock of 9.5 cents per share during each of the first two quarters of 1996. However, ASA Holdings' Board of Directors will reconsider the declaration and the amount of cash dividends periodically, in its sole discretion, and there can be no assurance as to the declaration or the timing, amount or other terms of dividends to be paid in the future. The payment of dividends in the future may depend upon the results of operations, the financial condition of ASA Holdings and other factors which ASA Holdings' Board of Directors deems relevant.

SHAREHOLDER AGREEMENT


         Pursuant to the terms of a Stock Purchase Agreement dated May 28, 1986 (the "STOCK PURCHASE AGREEMENT"), Delta has the right to nominate up to two directors to Airlines' Board of Directors if Delta continues to own (directly or indirectly) at least 10% of the outstanding Airlines Common Stock. As of November 1, 1996, Delta (through a wholly owned subsidiary) owned approximately 26.5% of the outstanding Airlines Common Stock. See "AIRLINES VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF - SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS" herein.

              AIRLINES CAPITAL STOCK AND PRINCIPAL HOLDERS THEREOF

GENERAL


         The following is a summary of the material provisions of Airlines' Articles of Incorporation and Bylaws relating to the rights and privileges of holders of Airlines Common Stock, which are incorporated by reference in Airlines' Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated herein by reference (see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" herein). This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, Airlines' Articles of Incorporation and Bylaws.


COMMON STOCK


         The securities of Airlines registered under the Exchange Act consist of the 50,000,000 shares of authorized Airlines Common Stock, $0.10 par value per share of which 30,113,570 shares were issued and outstanding as of November 1, 1996. All outstanding shares of Airlines Common Stock are duly authorized, fully paid and nonassessable. Holders of Airlines Common Stock have no preemptive rights.


         Holders of Airlines Common Stock are entitled to receive such dividends as from time to time may be declared by Airlines' Board of Directors and to share ratably in all assets available for distribution in the event of a liquidation, dissolution or winding-up, either voluntary or involuntary, of Airlines. The shares of Airlines Common Stock are neither redeemable nor convertible nor are there any sinking fund provisions relating to the Airlines Common Stock.

VOTING RIGHTS


         Holders of Airlines Common Stock are entitled to one vote per share on all matters upon which shareholders have the right to vote. A majority of shares of Airlines Common Stock, represented in person or by proxy, is required to constitute a quorum at any meeting of shareholders. If a quorum is present, the affirmative vote of the holders of a majority of the shares of Airlines Common Stock entitled to vote at the meeting is required to act on any matter submitted for a vote at the meeting unless a greater vote is required by law. Holders of Airlines Common Stock have no cumulative voting rights. With respect to any election of directors, at a meeting at which a quorum is present, any nominee receiving a plurality of the votes at the meeting will be elected. Pursuant to the GBCC, certain proposed actions presented to the holders of Airlines Common Stock will pass only if the proposal receives a majority of all the votes entitled to be cast at the meeting. Such actions include mergers and share exchanges, a sale of all or substantially all of the assets of Airlines, amendments to Airlines' Articles of Incorporation that affect the rights of the shareholders in any substantive way, and voluntary dissolution. There is no difference in these voting requirements between Airlines Common Stock and Holdings Common Stock. See "ASA HOLDINGS CAPITAL STOCK - VOTING RIGHTS" herein.


CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK


         Under Airlines' Articles of Incorporation, there will be approximately 19,311,430 shares of Airlines Common Stock available for future issuance without shareholder approval. See "EFFECT ON RIGHTS OF HOLDERS OF AIRLINES COMMON STOCK" herein.

REGISTRAR AND TRANSFER AGENT

         The transfer agent and registrar for Airlines Common Stock is SunTrust Bank, Atlanta.

MARKET FOR SECURITIES AND DIVIDENDS

         Airlines Common Stock is traded on The Nasdaq Stock Market's National Market under the symbol "ASAI." Effective upon the consummation of the Merger, Airlines Common Stock will be delisted from The Nasdaq Stock Market's National Market.

         The following table sets forth the reported high and low closing sales price for Airlines Common Stock for the fiscal quarters (or portions thereof) indicated as reported in The Nasdaq National Market System. The quotations reflect actual sales prices without retail mark-up, mark-down or commissions.


 Fiscal year ended
 December 31, 1996 (to date)                             High            Low
 ---------------------------                             ----            ---
 Quarter Ended March 31, 1996                           $28.50          $17.88
 Quarter Ended June 30, 1996                            $29.38          $22.00
 Quarter Ended September 30, 1996                       $28.38          $20.25
 October 1, 1996 through November 1, 1996               $22.38          $19.88

 Fiscal year ended
 December 31, 1995                                       High            Low
 -----------------                                       ----            ---
 Quarter Ended March 31, 1995                           $21.00          $15.25
 Quarter Ended June 30, 1995                            $30.75          $18.00
 Quarter Ended September 30, 1995                       $34.25          $21.75
 Quarter Ended December 31, 1995                        $27.88          $20.75

 Fiscal year ended
 December 31, 1994                                        High            Low
 -----------------                                        ----            ---
 Quarter Ending March 31, 1994                           $38.75          $31.25
 Quarter Ending June 30, 1994                            $33.00          $21.25
 Quarter Ending September 30, 1994                       $30.75          $23.00
 Quarter Ending December 31, 1994                        $24.50          $12.75



      Airlines paid cash dividends on outstanding Airlines Stock of 9.5 cents per share during each of the first three quarters of 1996 and has announced a fourth quarter dividend of 9.5 cents per share. Airlines paid cash dividends of 34 cents per share during 1995 and 32 cents per share during 1994. More information regarding Airlines' payment of dividends is contained in its Annual Report on Form 10-K for the year ended December 31, 1995, and its quarterly reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, each of which were filed with the Commission and are incorporated herein by reference (See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" herein).

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS



         The following table sets forth certain information with respect to Airlines Common Stock owned beneficially as of November 1, 1996, by each Director, by each Executive Officer, by all Executive Officers and Directors as a group and by each person known by Airlines to be a beneficial owner of more than 5% of the outstanding Airlines Common Stock:



                                                                                                  Percentage of
                                                              Number of Shares                     Common Stock
 Name of Beneficial Owner                                  Owned Beneficially (1)                      (1)
---------------------------------------------------------------------------------------------------------------
 Delta Air Lines Holdings, Inc. (2)                          7,995,000                                    26.5%
 FMR Corp. (3)                                               4,197,500   (3)                              13.9%
 George F. Pickett                                             606,912   (4)(5)                            2.0%
 John W. Beiser                                                418,797   (5)(6)                            1.4%
 Ronald V. Sapp                                                 11,964   (5)                                  *
 Jean A. Mori                                                      860   (7)                                  *
 Parker H. Petit                                                     0                                        -
 Alan M. Voorhees                                              448,130   (8)                               1.5%
 Ralph W. Voorhees                                              51,774   (9)                                  *
 Edward H. West                                                      0                                        -
 All Executive Officers and Directors as a group             1,538,437   (4)(5)(6)(7)(8)(9)                5.1%
   (8 persons)


------------------------
* Less than 1%.


(1) Information with respect to beneficial ownership is based upon information furnished by each owner. As of November 1, 1996, there were 30,113,570 shares of Airlines Common Stock outstanding (excluding any treasury shares).


(2) The address of this beneficial owner is Suite 1300, 1105 North Market Street, Wilmington, DE 19801.


(3) The address of this beneficial owner is 82 Devonshire Street, Boston, MA 02109-3614. FMR Corp. advised Airlines, as of September 27, 1996 that shares owned beneficially by it include the following shares of Airlines Common Stock: (a) 2,494,200 shares (approximately 8.3%) beneficially owned by Fidelity Management and Research Company ("FMRC"), a wholly owned subsidiary of FMR Corp., as a result of FMRC serving as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, and serves as investment adviser to certain other funds which are generally offered to limited groups of investors; (b) 1,489,190 shares (approximately 4.9%) beneficially owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. ("FMTC"), as a result of FMTC serving as trustee or managing agent for various private investment accounts, primarily employee benefit plans, and serving as investment adviser to certain other funds which are generally offered to limited groups of investors; and (c) 214,200 shares (less than 1%) ]beneficially owned by Fidelity International Limited, a wholly owned subsidiary of FMR Corp. ("FIL"), as a result of FIL serving as investment adviser to various non-U.S. investment companies. FMR Corp. advised Airlines, as of September 27, 1996, that FMR Corp. has sole voting power with respect to 910,000 shares (approximately 3.0%) and sole dispositive power with respect to 3,983,300 shares

         (approximately 13.2%). FMR Corp. advised Airlines, as of September, 27, 1996, that FIL has sole voting and dispositive power with respect to all the shares it beneficially owns.


(4) Includes 118,650 shares (less than 1%) held by the wife of George F. Pickett, with respect to which Mr. Pickett disclaims any beneficial ownership interest.


(5) Includes shares that the individual named on the table has the right to acquire, on or before December 31, 1996 (60 days after November 1, 1996), through the exercise of SARs granted under the SAR Plan as follows: George F. Pickett-6,975 shares (less than 1%); John W. Beiser-6,994 shares (less than 1%); Ronald V. Sapp-2,075 shares (less than 1%); and all Executive Officers and Directors as a group (8 persons)- 16,044 shares (less than 1%). For purposes of calculating the number of shares that would be acquired if the individual named in the table exercised all of the SARs that could be exercised on or before December 31, 1996, $21.00 is assumed to be the exercise price for all such SARs on September 26, 1996 (based on the closing price per share on October 31, 1996), whether or not all such SARs were exercisable on November 1, 1996. However, some of these SARs could not be exercised because the grant price of $36.75 is greater than the assumed exercise price and no appreciation would be realized.


(6) Includes 200,000 shares (less than 1%) held by the wife of John W. Beiser, with respect to which Mr. Beiser disclaims any beneficial ownership interest.

(7) Includes 130 shares (less than 1%) held by the wife of Jean A. Mori, with respect to which Mr. Mori disclaims any beneficial ownership interest.


(8) Includes 17,500 shares (less than 1%) held by the wife of Alan M. Voorhees and 405,630 shares (1.4%) held irrevocable trusts created for the benefit of the adult children of Alan M. Voorhees, with respect to all of which Mr. Alan Voorhees disclaims any beneficial ownership interest.


(9) Includes 26,200 shares (less than 1%) held by the wife of Ralph W. Voorhees, with respect to which Mr. Ralph Voorhees disclaims any beneficial ownership interest.

------------------

                      BUSINESS AND MANAGEMENT OF AIRLINES

GENERAL

         Airlines, a Georgia corporation, is a certificated air carrier providing regularly scheduled, high frequency airline service between (i) Hartsfield Atlanta International Airport in the Atlanta hub and 36 other airports in Alabama, Florida, Georgia, Indiana, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia and (ii) Dallas/Fort Worth International Airport in the Dallas/Fort Worth hub and 24 other airports in Arkansas, Kansas, Louisiana, Mississippi, Oklahoma and Texas. Airlines' flights are utilized primarily by business and military passengers to make connections with flights operated by Delta and other carriers from the Atlanta and Dallas/Fort Worth hubs.

         As of September 26, 1996, Airlines' operating fleet consisted of 75 turboprop airplanes, 12 of which seat 66 passengers and the remaining 63 of which seat 30 passengers, and 5 jets which seat 88 passengers each.

         On July 15, 1986, Investments was incorporated in the State of Delaware as a wholly-owned subsidiary of Airlines. The sole business of Investments has been to invest certain cash assets contributed to it by Airlines. For a description of the effect to the Reorganization on Investments, see "THE PROPOSED REORGANIZATION - OTHER REORGANIZATION TRANSACTIONS" herein.


        On August 21, 1995, Airlines suffered a tragic loss when one of its flights crashed. There were 26 passengers and three crew members on board that flight. Of those individuals, there were nine fatalities (including one crew member), 12 individuals either were not hospitalized or were released the day after the crash with minor injuries and eight individuals were more seriously injured. No one was injured or killed on the ground. The crash also caused minor damage to a few trees adjacent to the pasture in which the plane came to rest. Airlines had the crash site cleaned to the extent required by the Federal Aviation Administration. Airlines has received insurance proceeds from its insurance company related to the hull value of the aircraft and the debt related to this aircraft was paid with part of these insurance proceeds.
A number of claims and lawsuits have been filed in connection with this matter. The cause of the accident is still under investigation by the National Transportation Safety Board. However, management believes and preliminary findings indicate that the accident may have been caused by a fatigue failure in one of the propellers. The propeller manufacturer (through its insurer) has agreed to address all claims arising from the accident without acknowledging fault. Accordingly, Airlines management does not believe that Airlines has any liability in this matter, based on factual information currently available to it. Therefore, Airlines has not accrued a liability for potential claims. In addition, Airlines maintains insurance coverage which it believes, based on factual information currently available to it, is sufficient to cover claims associated with this incident if Airlines were found to be at fault.



        A more detailed description of Airlines' business, together with certain financial statements and selected financial information, is contained in its Annual Report on Form 10-K for the year ended December 31, 1995, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, each of which were filed with the Commission and are incorporated herein by reference (see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" herein). Information with respect to the principal shareholders and management of Airlines is contained in its Proxy Statement dated April 15, 1996, with respect to Airlines' Annual Meeting of Shareholders held May 22, 1996, which Proxy Statement was filed with the Commission and portions thereof are incorporated by reference into the Form 10-K referenced above.


FINANCIAL STATEMENTS

         The consolidated financial statements of Airlines immediately before the formation of ASA Holdings, the Merger and other aspects of the Reorganization will not be materially different than the consolidated financial statements of ASA Holdings immediately after the Reorganization. Pursuant to the Reorganization, there will be no change in the total assets, total liabilities, total shareholders' equity or any components of the statements of operations. Only the components of shareholders' equity in ASA Holdings' consolidated balance sheet will change as a result of the cancellation of Airlines' treasury shares as illustrated below:


                                                                     September 30, 1996
                                                          -----------------------------------------
                                                                        (unaudited)
                                                          (dollars in thousands, except per share
                                                                          amounts)
                                                                                     ASA Holdings
                                                           Airlines and            and Subsidiaries
                                                           Subsidiaries               (Pro forma)
                                                          ---------------          ----------------
Shareholders' Equity:

  Common stock, $0.10 par; authorized - 50,000,000
    shares and 150,000,000 shares (pro forma);
    outstanding - 34,386,670 shares and 30,688,570
    shares (pro forma)                                          $   3,439                $   3,069
  Capital in excess of par                                         45,887                        -
  Retained earnings                                               296,251                  264,187
  Unrealized holding loss on investments                               58                       58
                                                                ---------                ---------
                                                                  345,635                  267,314

  Less treasury stock at cost - 3,698,100 shares
    and 0 shares (pro forma)                                      (78,321)                       -
                                                                ---------                ---------
Total Shareholders' Equity                                      $ 267,314                $ 267,314
                                                                =========                =========


         For information on the financial statements of ASA Holdings, see "BUSINESS AND MANAGEMENT OF ASA HOLDINGS - FINANCIAL STATEMENT" and "FINANCIAL STATEMENT" herein.

MANAGEMENT


     At Airlines' 1996 Annual Meeting of the Shareholders, Airlines' shareholders approved a proposal to fix the number of directors on the Board of Directors at seven. Effective September 1, 1996, Julius P. Gwin, a Delta nominee, resigned as a member of the Company's Board of Directors, as a result of his retirement from Delta. As a result of his resignation, there were only six members of Airlines' Board, none of which were Delta nominees. In October 1996, Delta nominated Edward H. West, Delta's Controller, to serve as a member of the Company's Board of Directors, in accordance with the Stock Purchase Agreement. On October 30, 1996, Airlines' Board of Directors elected Edward H. West to serve as a director of the Company to fill the vacancy created by the resignation of Mr. Gwin. In addition, the Board of Directors elected Mr. West to serve as a member of the Audit Committee, along with Jean A. Mori and Ralph
W. Voorhees.  Mr. West has been Delta's Controller since November 1, 1996.
Prior to that date, he was Director-Corporate Finance for Delta from December 1995 to October 1996, General Manager-Corporate Finance from January 1995 to November 1995, and Administrative Assistant-Finance in 1994. From 1992 to 1994, Mr. West was an Assistant Vice President for Wachovia Bank. Mr. West also was employed by Mallen Industries in 1992 and by Trust Company Bank from 1988 to 1992.



     For additional information regarding the executive officers and directors of Airlines, see Airlines' Proxy Statement dated April 15, 1996, with respect to Airlines' Annual Meeting of Shareholders held May 22, 1996, which Proxy Statement was filed with the Commission and portions thereof are incorporated by reference into Airlines' Form 10-K for the year ended December 31, 1995, which was filed with the Commission and is incorporated herein by reference (see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" herein).


LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS

         Airlines' Articles of Incorporation provide that directors of Airlines will not be personally liable for monetary damages to Airlines or its shareholders for certain breaches of their fiduciary duty as directors to the fullest extent allowable by Georgia law. Under current Georgia law, such a provision may eliminate or limit the liability of a director of the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability for: (i) any appropriation, in violation of their duties, of any business opportunity of the corporation;
(ii) acts or omissions that involve intentional misconduct or a knowing violation of law; (iii) approval of certain unlawful distributions to shareholders in excess of amounts legally available for such distributions; and
(iv) any transaction from which the director received an improper personal benefit. In appropriate circumstances, equitable remedies or nonmonetary relief, such as an injunction, will remain available to a shareholder seeking redress from any such violation. In addition, the provision applies only to claims against a director arising out of his role as a director and not in any other capacity (such as an officer or employee of Airlines).

         Airlines' Bylaws and the GBCC provide that Airlines will indemnify its directors and officers, and persons serving at the request of Airlines as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees) and all obligations to pay judgments, fines, and amounts paid in a settlement actually and reasonably incurred by any such person in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative, to which such person becomes subject by having served in such role. Such indemnification shall be made if such person acted in a manner that he reasonably believed to be in or not opposed to the best interests of Airlines and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that such person did not so act and did not have such reasonable cause to believe. With respect to actions by or on behalf of Airlines, the foregoing indemnification pursuant to the Bylaws shall not be paid for judgments, fines or amounts paid in settlement, but shall be paid for reasonable expenses (including attorneys' fees) incurred in connection with such actions, suits or proceedings.

         Pursuant to the GBCC, indemnification is mandatory with respect to a director or officer who is successful, on the merits or otherwise, with respect to any claim, action, suit or proceeding of the character described above or any issue or matter therein. In other cases, pursuant to Airlines' Bylaws and the GBCC, Airlines will indemnify the persons discussed in the immediately preceding paragraph only when (a) Airlines' Board of Directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding, (b) if such a quorum is not obtainable, a committee, consisting of two or more directors who are not parties to the actions, suit or proceeding designated by the Board of Directors (in which designation interested directors may participate), by a majority vote, or (c) special legal counsel selected by the Board of Directors or its committee in the manner described in (a) or (b) above, or, if a quorum of the Board of Directors cannot be obtained, by a majority vote of the full Board of Directors (in which selection interested directors may participate), or (d) the shareholders, by the affirmative vote of a majority of the shares entitled to vote thereon, determine that indemnification is proper in the circumstances because the person has met the applicable standard of conduct discussed in the immediately preceding paragraph. However, if authorized by (a) Airlines' Board of Directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding, or (b) the shareholders, expenses shall be paid by Airlines as they are incurred and in advance of the final disposition of the relevant case, upon receipt of an undertaking by the director or officer to repay such amounts if it shall ultimately be determined that he or she is not entitled to be indemnified.

         Pursuant to Airlines' Bylaws and the GBCC, if any amounts are paid by way of indemnification, other then pursuant to a court order or action by the shareholders or by an insurance carrier pursuant to insurance maintained by Airlines, then Airlines is required to send notice to all shareholders of record of the person paid, the amounts paid and the status at the time of such payment of the litigation or threatened litigation.

         Airlines maintains a directors' and officers' liability insurance policy covering certain losses arising from claims made against them by reason of wrongful acts (with certain exceptions) committed by them in their capacities as directors and officers. The insurer's limit of liability under the policy is $10 million per policy year, subject to the exceptions and other limitations set forth therein. Airlines also maintains a directors' and officers' excess liability insurance policy covering certain losses arising from claims made against them by reason of wrongful acts (with certain exceptions) committed by them in their capacities as directors and officers. The insurer's limit of liability under this policy is also $10 million per policy year, subject to the exceptions and other limitations set forth therein.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Airlines pursuant to the foregoing provisions, the Commission requires disclosure that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, in their opinion, therefore unenforceable.

                    BUSINESS AND MANAGEMENT OF ASA HOLDINGS

GENERAL

         ASA Holdings was incorporated under the laws of the State of Georgia on September 20, 1996. The sole business purpose of ASA Holdings is to become the parent holding company for Airlines and its subsidiaries as described in this Proxy Statement/Prospectus. Prior to the Effective Time of the Merger, ASA Holdings will not have conducted any business activities.

FINANCIAL STATEMENT

         A consolidated audited balance sheet of ASA Holdings as of September 25, 1996, the independent auditor's report thereon and the related notes are included as a part of this Proxy Statement/Prospectus. The consolidated financial statements of Airlines immediately before the formation of ASA Holdings, the Merger and the other aspects of the Merger will not be materially different than the consolidated financial statements of ASA Holdings immediately after the Reorganization. Pursuant to the Reorganization, there will be no change in the total assets, total liabilities, total shareholders' equity or any components of the statements of operations. Only the components of shareholders' equity in ASA Holdings' consolidated balance sheet will change as a result of the cancellation of Airlines treasury shares. See "BUSINESS AND MANAGEMENT OF AIRLINES - FINANCIAL STATEMENTS" herein.

MANAGEMENT

         The executive officers and directors of ASA Holdings after the Merger will be the same as those for Airlines immediately before the Effective Time of the Merger. It is not expected that the aggregate compensation of the officers and directors as of ASA Holdings will change in connection with the Reorganization from the compensation that was payable to them as Airlines' executive officers and directors before the Merger. See "BUSINESS AND MANAGEMENT OF AIRLINES - MANAGEMENT" herein.


         It is contemplated that the Stock Purchase Agreement between Airlines and Delta will be amended as a result of the Reorganization to substitute the right to nominate two directors to ASA Holdings' Board of Directors if Delta continues to own (directly or indirectly) at least 10% of the outstanding Holdings Common Stock after the Merger. See "BUSINESS AND MANAGEMENT OF AIRLINES - MANAGEMENT" herein. As of November 1, 1996, Delta (through a wholly owned subsidiary) owned approximately 26.5% of the outstanding Airlines Common Stock. See "AIRLINES VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF - SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS" herein.

LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS

         With respect to limitation of liability and indemnification of directors, the Articles of Incorporation and Bylaws of ASA Holdings are substantially identical to those of Airlines. See "BUSINESS AND MANAGEMENT OF AIRLINES - LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS" herein.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling ASA Holdings pursuant to the foregoing provisions, the Commission requires disclosure that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, in their opinion, therefore unenforceable.

                                    EXPERTS

         The consolidated financial statements of Airlines and related financial statement schedule appearing in Airlines' Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated herein by reference (see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" herein), have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         ASA Holdings' consolidated balance sheet at September 25, 1996, appearing in this Proxy Statement/Prospectus and Registration Statement has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

         The legality of the shares of Holdings Common Stock being issued will be passed upon for ASA Holdings by Altman, Kritzer & Levick, P.C., Atlanta, Georgia.

                                 OTHER MATTERS

ACTION ON OTHER MATTERS AT THE SPECIAL MEETING

         At this time, Airlines does not know of any other matters to be presented for action at the Special Meeting other than those mentioned in the Notice of Special Meeting of Shareholders and referred to in this Proxy Statement/Prospectus. If any other matter comes before the meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

SHAREHOLDERS' PROPOSALS FOR 1997 ANNUAL MEETING

          Airlines (or if the Reorganization is completed, ASA Holdings) plans to hold its 1997 Annual Meeting of its shareholders during the month of May (the "1997 ANNUAL MEETING"). Any proposal of a shareholder intended to be presented at the 1997 Annual Meeting must be received by the Secretary of Airlines (or if the Reorganization is completed, ASA Holdings) for inclusion in the proxy statement and form of proxy for that meeting no later than December 17, 1996. Such proposals must meet the requirements of the regulations promulgated by Airlines (or if the Reorganization is completed, ASA Holdings) to be eligible for inclusion in the 1997 proxy materials.

         SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR COOPERATION WILL BE APPRECIATED. YOUR PROXY WILL BE VOTED, WITH RESPECT TO THE MATTERS IDENTIFIED THEREON, IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                              FINANCIAL STATEMENT


                          INDEX TO FINANCIAL STATEMENT

                               ASA HOLDINGS, INC.

                                                                                                                    Page
                                                                                                                   Number
                                                                                                                   ------
Financial Statement:
Report of Independent Auditors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-2
Consolidated Balance Sheet as of September 25, 1996 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-3
Notes to Consolidated Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-4

REPORT OF INDEPENDENT AUDITORS

The Shareholder and Board of Directors
ASA Holdings, Inc.

         We have audited the accompanying consolidated balance sheet of ASA Holdings, Inc. and subsidiary as of September 25, 1996. This consolidated balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

         In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of ASA Holdings, Inc. and subsidiary at September 25, 1996, in conformity with generally accepted accounting principles.


                                                        /s/ Ernst & Young LLP

Atlanta, Georgia
September 25, 1996

                       ASA HOLDINGS, INC. AND SUBSIDIARY

                           Consolidated Balance Sheet
                               September 25, 1996

 ASSETS                                                                   $         -
                                                                          -----------
 TOTAL ASSETS                                                             $         -
                                                                          ===========
 LIABILITIES AND SHAREHOLDER'S EQUITY

 Total Liabilities                                                        $         -

 Shareholder's Equity
   Common stock, $.10 par; authorized - 150,000,000 shares;
     issued - 1,000 shares                                                        100
   Capital in excess of par                                                       900
   Note receivable from Airlines                                               (1,000)
                                                                          -----------
   Retained earnings                                                                -
                                                                          -----------
 Total Shareholder's Equity                                                         -
 TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                               $         -
                                                                          ===========

                      ASA HOLDINGS, INC. AND SUBSIDIARY
                      NOTES TO CONSOLIDATED BALANCE SHEET

                              September 25, 1996


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

ASA Holdings, Inc. ("ASA Holdings") was incorporated on September 20, 1996 by Atlantic Southeast Airlines, Inc. ("Airlines") as its wholly owned subsidiary. The sole purpose of ASA Holdings is to become the holding company for Airlines and its subsidiaries. As a result, ASA Holdings has not conducted any business activities to date.

ASA Holdings formed Atlantic Southeast Merging Co. ("Merging Co."), as its wholly-owned subsidiary. Pursuant to the Agreement and Plan of Merger, Merging Co. will be merged into Airlines (the "Merger"), with Airlines being the surviving corporation. In connection with the Merger, each outstanding share of common stock of Airlines, $0.10 par value per share ("Airlines Common Stock"), other than existing treasury shares, will be converted into one share of common stock of ASA Holdings, $0.10 par value per share ("Holdings Common Stock"), and the shares of common stock of Merging Co. owned by ASA Holdings will be converted into shares of Airlines Common Stock. The shares of Holdings Common Stock currently owned by Airlines will be canceled. The shares of Airlines Common Stock held by Airlines as treasury shares will be canceled. After the Merger, the current shareholders of Airlines will be shareholders of ASA Holdings and Airlines will be a wholly owned subsidiary of ASA Holdings. Each of the current shareholders of Airlines will have exactly the same proportionate interest in ASA Holdings after the Merger as they currently have in Airlines.

Principles of Consolidation

The consolidated balance sheet includes the accounts of ASA Holdings and its wholly-owned subsidiary Merging Co. All significant intercompany accounts have been eliminated in consolidation.

NOTE RECEIVABLE

The note receivable from Airlines is an unsecured, non-interest bearing demand note for $1,000.

SHAREHOLDERS' EQUITY

There are 150,000,000 authorized shares of Holdings Common Stock. At September 25, 1996, 1,000 shares of Holdings Common Stock were issued and outstanding. (See "Description of Business" above.)

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

                                                                       EXHIBIT A

                             AMENDED AND RESTATED

                         AGREEMENT AND PLAN OF MERGER
                                    AMONG
                              ASA HOLDINGS, INC.
                                     AND
                      ATLANTIC SOUTHEAST AIRLINES, INC.
                                      AND
                        ATLANTIC SOUTHEAST MERGING CO.


         THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (THIS "AGREEMENT") IS ENTERED INTO THIS 6TH DAY OF NOVEMBER, 1996, BY AND AMONG ASA HOLDINGS, INC., A GEORGIA CORPORATION ("HOLDINGS"), ATLANTIC SOUTHEAST AIRLINES, INC., A GEORGIA CORPORATION ("AIRLINES"), AND ATLANTIC SOUTHEAST MERGING CO., A GEORGIA CORPORATION ("MERGING CO.").


                             W I T N E S E T H :


         WHEREAS, THE RESPECTIVE BOARDS OF DIRECTORS OF HOLDINGS, MERGING CO. AND AIRLINES HAVE APPROVED THE MERGER OF MERGING CO. WITH AND INTO AIRLINES (THE "MERGER") UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS AGREEMENT, WHEREBY EACH ISSUED AND OUTSTANDING SHARE OF COMMON STOCK ("AIRLINES COMMON STOCK"), PAR VALUE $0.10 PER SHARE, OF AIRLINES (WHICH SHALL NOT INCLUDE TREASURY SHARES) WILL BE CONVERTED INTO THE RIGHT TO RECEIVE ONE (1) SHARE OF COMMON STOCK, PAR VALUE $0.10 PER SHARE OF HOLDINGS ("HOLDINGS COMMON STOCK");


         WHEREAS, ON SEPTEMBER 29, 1996 HOLDINGS, MERGING CO. AND AIRLINES ENTERED INTO AN AGREEMENT AND PLAN OF MERGER (THE "ORIGINAL AGREEMENT");



         WHEREAS, EACH OF HOLDINGS, MERGING CO. AND AIRLINES HAVE DETERMINED THAT IT IS IN THEIR BEST INTEREST TO AMEND AND RESTATE THE ORIGINAL AGREEMENT TO CLARIFY THAT AMENDMENTS SUBSEQUENT TO THE APPROVAL OF THE MERGER BY THE SHAREHOLDERS OF AIRLINES AND MERGING CO. MAY ONLY BE EFFECTED IN THE EVENT THAT SUCH AMENDMENTS DO NOT ADVERSELY IMPACT THE HOLDERS OF AIRLINES COMMON STOCK;

         WHEREAS, THE MERGER REQUIRES THE APPROVAL OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF THE AIRLINES COMMON STOCK ENTITLED TO VOTE THEREON AT A MEETING OF HOLDERS OF AIRLINES COMMON STOCK TO BE CALLED THEREFOR (THE "AIRLINES SHAREHOLDER APPROVAL") AND THE APPROVAL OF THE SOLE SHAREHOLDER OF MERGING CO.; AND

         WHEREAS, FOR FEDERAL INCOME TAX PURPOSES, IT IS INTENDED THE MERGER SHALL QUALIFY AS AN EXCHANGE WITHIN THE MEANING OF SECTION 351(a) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") AND A REORGANIZATION WITHIN THE MEANING OF SECTION 368(a)(1)(B) OF THE CODE.

         NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES AND THE MUTUAL AGREEMENTS OF THE PARTIES CONTAINED HEREIN AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA, THE PARTIES HERETO, INTENDING TO BE LEGALLY BOUND, DO HEREBY AGREE AS FOLLOWS:

                                  ARTICLE ONE

                                   THE MERGER

         SECTION 1.01. THE MERGER. UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS AGREEMENT, AND IN ACCORDANCE WITH THE GEORGIA BUSINESS CORPORATION CODE (THE "GBCC"), MERGING CO. SHALL BE MERGED WITH AND INTO AIRLINES AT THE EFFECTIVE TIME (AS DEFINED BELOW). FOLLOWING THE EFFECTIVE

TIME, THE SEPARATE CORPORATE EXISTENCE OF MERGING CO. SHALL CEASE AND AIRLINES SHALL CONTINUE AS THE SURVIVING CORPORATION (THE "SURVIVING CORPORATION") AND SHALL SUCCEED TO AND ASSUME ALL THE RIGHTS AND OBLIGATIONS OF MERGING CO. IN ACCORDANCE WITH THE GBCC.

         SECTION 1.02. CLOSING. THE CLOSING OF THE MERGER (THE "CLOSING") WILL TAKE PLACE AT 10:00 A.M. ON A DATE TO BE SPECIFIED BY THE PARTIES (THE "CLOSING DATE"), WHICH SHALL BE NO LATER THAN THE SECOND BUSINESS DAY AFTER SATISFACTION OF THE CONDITIONS SET FORTH IN SECTION 4.01, AT THE OFFICES OF ALTMAN, KRITZER & LEVICK, 6400 POWERS FERRY ROAD, ATLANTA, GEORGIA 30339, UNLESS ANOTHER DAY OR PLACE IS AGREED TO IN WRITING BY THE PARTIES HERETO.

         SECTION 1.03. EFFECTIVE TIME. SUBJECT TO THE PROVISIONS OF THIS AGREEMENT, ON OR AFTER THE CLOSING DATE THE PARTIES SHALL FILE A CERTIFICATE OF MERGER OR OTHER APPROPRIATE DOCUMENTS (IN ANY SUCH CASE, THE "CERTIFICATE OF MERGER") EXECUTED IN ACCORDANCE WITH THE RELEVANT PROVISIONS OF THE GBCC AND SHALL MAKE ALL OTHER FILINGS OR RECORDINGS REQUIRED UNDER THE GBCC. THE MERGER SHALL BECOME EFFECTIVE AFTER THE CLOSE OF BUSINESS ON DECEMBER 31, 1996 AT 11:59 P.M., OR AT SUCH OTHER TIME AS MAY BE SPECIFIED IN THE CERTIFICATE OF MERGER (THE TIME THE MERGER BECOMES EFFECTIVE BEING HEREINAFTER REFERRED TO AS THE "EFFECTIVE TIME").

         SECTION 1.04. EFFECT OF THE MERGER. THE MERGER SHALL HAVE THE EFFECT SET FORTH IN SECTION 14-2-1106 OF THE GBCC.

         SECTION 1.05.    ARTICLES OF INCORPORATION AND BYLAWS.

                 (A) ARTICLES OF INCORPORATION. THE ARTICLES OF INCORPORATION OF MERGING CO., AS IN EFFECT AT THE EFFECTIVE TIME, SHALL BE THE ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION FOLLOWING THE MERGER UNTIL AMENDED AS PROVIDED BY LAW.

                 (B) BYLAWS. THE BYLAWS OF MERGING CO., AS IN EFFECT AT THE EFFECTIVE TIME, SHALL BE THE BYLAWS OF THE SURVIVING CORPORATION UNTIL AMENDED AS PROVIDED BY LAW.

         SECTION 1.06. DIRECTORS. THE DIRECTORS OF MERGING CO. AT THE EFFECTIVE TIME SHALL BE THE DIRECTORS OF THE SURVIVING CORPORATION, UNTIL THE EARLIER OF THEIR RESIGNATION OR REMOVAL OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED, AS THE CASE MAY BE.

         SECTION 1.07. OFFICERS. THE OFFICERS OF AIRLINES AT THE EFFECTIVE TIME SHALL BE THE OFFICERS OF THE SURVIVING CORPORATION, UNTIL THE EARLIER OF THEIR RESIGNATION OR REMOVAL OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE DULY ELECTED AND QUALIFIED, AS THE CASE MAY BE.

                                  ARTICLE TWO

               EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

         SECTION 2.01. EFFECT ON CAPITAL STOCK. AS OF THE EFFECTIVE TIME, BY VIRTUE OF THE MERGER AND WITHOUT ANY ACTION ON THE PART OF THE HOLDER OF ANY SHARES OF AIRLINES COMMON STOCK OR THE HOLDER OF ANY SHARES OF CAPITAL STOCK OF MERGING CO.:

                 (A) CAPITAL STOCK OF MERGING CO. EACH ISSUED AND OUTSTANDING SHARE OF CAPITAL STOCK OF MERGING CO. SHALL BE CONVERTED INTO AND BECOME ONE FULLY PAID AND NON-ASSESSABLE SHARE OF COMMON STOCK, PAR VALUE $0.10 PER SHARE, OF THE SURVIVING CORPORATION. THE NUMBER OF SHARES OF COMMON STOCK OF THE SURVIVING CORPORATION OUTSTANDING AFTER THE EFFECTIVE TIME SHALL BE THE SAME AS THE NUMBER OF SHARES OF CAPITAL STOCK OF MERGING CO. OUTSTANDING IMMEDIATELY PRIOR TO THE EFFECTIVE TIME, AND ALL OF SUCH SHARES OF OUTSTANDING COMMON STOCK OF THE SURVIVING CORPORATION SHALL BE HELD BY HOLDINGS. CONTEMPORANEOUSLY WITH THE CONVERSION OF THE SHARES OF MERGING CO. COMMON STOCK, THE PROMISSORY NOTE MADE BY HOLDINGS IN CONNECTION WITH THE ACQUISITION OF SUCH SHARES SHALL BE CANCELLED.

                 (B) CANCELLATION OF AIRLINES-OWNED STOCK. EACH SHARE OF HOLDINGS COMMON STOCK AND AIRLINES COMMON STOCK THAT IS OWNED BY AIRLINES SHALL AUTOMATICALLY BE CANCELED AND RETIRED AND SHALL CEASE TO EXIST, AND NO HOLDINGS COMMON STOCK OR OTHER CONSIDERATION SHALL BE DELIVERED IN EXCHANGE FOR SUCH CANCELED AND RETIRED HOLDINGS COMMON STOCK OR AIRLINES COMMON STOCK. CONTEMPORANEOUSLY WITH THE CANCELLATION OF THE SHARES OF HOLDINGS COMMON STOCK OWNED BY AIRLINES, THE PROMISSORY NOTE MADE BY AIRLINES IN FAVOR OF HOLDINGS IN CONNECTION WITH THE ACQUISITION OF SUCH SHARES SHALL BE CANCELLED.

                 (C) CONVERSION OF AIRLINES COMMON STOCK. EXCEPT AS PROVIDED IN SECTION 2.01(b), EACH ISSUED AND OUTSTANDING SHARE OF AIRLINES COMMON STOCK SHALL BE CONVERTED INTO THE RIGHT TO RECEIVE ONE FULLY PAID AND NON-ASSESSABLE SHARE OF HOLDINGS COMMON STOCK. AS OF THE EFFECTIVE TIME, ALL SUCH SHARES OF AIRLINES COMMON STOCK SHALL NO LONGER BE OUTSTANDING AND SHALL AUTOMATICALLY BE CANCELED AND RETIRED AND SHALL CEASE TO EXIST, AND EACH HOLDER OF A CERTIFICATE REPRESENTING ANY SUCH SHARES OF AIRLINES COMMON STOCK SHALL CEASE TO HAVE ANY RIGHTS WITH RESPECT THERETO, EXCEPT THE RIGHT (AS PROVIDED IN THIS SECTION 2.01(c), TO RECEIVE THE SHARES OF HOLDINGS COMMON STOCK TO BE ISSUED IN CONSIDERATION THEREFOR UPON SURRENDER OF SUCH CERTIFICATE IN ACCORDANCE WITH SECTION 2.02, WITHOUT INTEREST.

                 (D) SARS. EACH ISSUED AND OUTSTANDING STOCK APPRECIATION RIGHT ("SAR") GRANTED PURSUANT TO THE 1990 STOCK APPRECIATION RIGHTS PLAN OF AIRLINES (THE "PLAN") SHALL PERTAIN TO AND APPLY TO THE SAME NUMBER AND KIND OF SHARES OF HOLDINGS COMMON STOCK TO WHICH THE HOLDER OF THE SAR COULD HAVE BEEN ENTITLED HAD HE ON THE RECORD DATE OF THE MERGER BEEN THE RECORD HOLDER OF THE NUMBER OF SHARES OF AIRLINES COMMON STOCK SUBJECT TO THE SAR. IT WILL NOT BE NECESSARY FOR THE HOLDER OF ANY SUCH SAR TO DELIVER THE AWARD (AS DEFINED IN THE PLAN) PERTAINING THERETO TO HOLDINGS FOR AMENDMENT OR MODIFICATION IN ANY RESPECT. AT THE EFFECTIVE TIME, AS A RESULT OF HOLDINGS BECOMING THE PARENT OF AIRLINES, HOLDINGS SHALL (i) BECOME A SPONSOR OF THE PLAN, WHICH SHALL CONTINUE TO PROVIDE THAT ONLY EMPLOYEES OF AIRLINES SHALL BE QUALIFIED PARTICIPANTS OF THE PLAN, AND (ii) ASSUME THE PLAN AND ALL OF THE OBLIGATIONS OF AIRLINES UNDER THE PLAN. THE PLAN SHALL BE AMENDED TO REFLECT THE IMPLEMENTATION OF THE PRECEDING SENTENCE, AS WELL AS ANY OTHER CHANGES APPROPRIATE AS A RESULT OF THE MERGER.

         SECTION 2.02.    EXCHANGE OF CERTIFICATES.

                 (A) STOCK CERTIFICATE. FOLLOWING THE EFFECTIVE TIME, EACH HOLDER OF AN OUTSTANDING CERTIFICATE OR CERTIFICATES THERETOFORE REPRESENTING SHARES OF AIRLINES COMMON STOCK MAY, BUT SHALL NOT BE REQUIRED TO, SURRENDER THE SAME TO HOLDINGS FOR CANCELLATION OR TRANSFER, AND EACH SUCH HOLDER OR TRANSFEREE WILL BE ENTITLED TO RECEIVE CERTIFICATES REPRESENTING THE SAME NUMBER OF SHARES OF HOLDINGS COMMON STOCK AS THE SHARES OF AIRLINES COMMON STOCK PREVIOUSLY REPRESENTED BY THE STOCK CERTIFICATES SURRENDERED. IF ANY CERTIFICATE REPRESENTING SHARES OF HOLDINGS COMMON STOCK IS TO BE ISSUED IN A NAME OTHER THAN THAT IN WHICH THE CERTIFICATE THERETOFORE REPRESENTING THE AIRLINES COMMON STOCK SURRENDERED IS REGISTERED, IT SHALL BE A CONDITION TO SUCH ISSUANCE THAT THE CERTIFICATES SURRENDERED SHALL BE PROPERLY

ENDORSED AND OTHERWISE IN PROPER FORM FOR TRANSFER AND THE PERSON REQUESTING SUCH ISSUANCE SHALL EITHER:

                          (I)     PAY HOLDINGS OR ITS AGENTS ANY TAXES OR OTHER
GOVERNMENTAL CHARGES REQUIRED BY REASON OF THE ISSUANCE OF CERTIFICATES REPRESENTING SHARES OF HOLDINGS COMMON STOCK IN A NAME OTHER THAN THAT OF THE REGISTERED HOLDER OF THE CERTIFICATE SO SURRENDERED; OR

                          (II)    ESTABLISH TO THE SATISFACTION OF HOLDINGS OR
ITS AGENTS THAT SUCH TAXES OR GOVERNMENTAL CHARGES HAVE BEEN PAID.

UNTIL SO SURRENDERED OR PRESENTED FOR TRANSFER, EACH OUTSTANDING CERTIFICATE WHICH, PRIOR TO THE EFFECTIVE TIME, REPRESENTED AIRLINES COMMON STOCK SHALL BE DEEMED AND TREATED FOR ALL CORPORATE PURPOSES TO REPRESENT THE OWNERSHIP OF THE SAME NUMBER OF SHARES OF HOLDINGS COMMON STOCK AS THOUGH SUCH SURRENDER OR TRANSFER OR EXCHANGE HAD TAKEN PLACE.

                 (B) NO FURTHER OWNERSHIP RIGHTS IN AIRLINES COMMON STOCK. ALL SHARES OF HOLDINGS COMMON STOCK ISSUED IN ACCORDANCE WITH THE TERMS OF THIS ARTICLE TWO SHALL BE DEEMED TO HAVE BEEN ISSUED (AND PAID) IN FULL SATISFACTION OF ALL RIGHTS PERTAINING TO THE SHARES OF AIRLINES COMMON STOCK THERETOFORE REPRESENTED BY SUCH CERTIFICATE, SUBJECT, HOWEVER, TO THE SURVIVING CORPORATION'S OBLIGATION TO PAY DIVIDENDS OR MAKE ANY OTHER DISTRIBUTIONS WITH A RECORD DATE PRIOR TO THE EFFECTIVE TIME WHICH MAY HAVE BEEN DECLARED OR MADE BY AIRLINES ON SUCH SHARES OF AIRLINES COMMON STOCK PRIOR TO THE DATE OF THIS AGREEMENT AND WHICH REMAIN UNPAID AT THE EFFECTIVE TIME. THERE SHALL BE NO FURTHER REGISTRATION OF TRANSFERS ON THE STOCK TRANSFER BOOKS OF THE SURVIVING CORPORATION OF THE SHARES OF AIRLINES COMMON STOCK, WHICH WERE OUTSTANDING IMMEDIATELY PRIOR TO THE EFFECTIVE TIME.

                                 ARTICLE THREE

                              CONDITIONS PRECEDENT

         SECTION 3.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. THE RESPECTIVE OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER ARE SUBJECT TO THE SATISFACTION OR WAIVER ON OR PRIOR TO THE CLOSING DATE OF THE FOLLOWING CONDITIONS:

                 (A) SHAREHOLDER APPROVAL. THE AIRLINES SHAREHOLDER APPROVAL AND THE APPROVAL OF THE SOLE SHAREHOLDER OF HOLDINGS SHALL HAVE BEEN OBTAINED.

                 (B) FORM S-4. THE REGISTRATION STATEMENT ON FORM S-4 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY HOLDINGS IN CONNECTION WITH THE ISSUANCE OF HOLDINGS COMMON STOCK IN THE MERGER SHALL HAVE BECOME EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SHALL NOT BE THE SUBJECT OF ANY STOP ORDER OR PROCEEDINGS SEEKING A STOP ORDER.

                 (C) TAX OPINION. AIRLINES SHALL HAVE RECEIVED FROM ERNST & YOUNG, LLP, AIRLINES' CERTIFIED PUBLIC ACCOUNTING FIRM AN OPINION STATING THE MERGER WILL BE TREATED FOR FEDERAL INCOME TAX PURPOSES AS AN EXCHANGE WITHIN THE MEANING OF SECTION 351(a) OF THE CODE AND A REORGANIZATION WITHIN THE MEANING OF SECTION 368(a)(1)(B) OF THE CODE.

                 (D) NASDAQ/NMS APPROVAL. THE SHARES OF HOLDINGS COMMON STOCK TO BE ISSUED IN THE MERGER SHALL HAVE BEEN APPROVED FOR LISTING ON THE NASDAQ STOCK MARKET'S NATIONAL MARKET SYSTEM.

                                  ARTICLE FOUR

                       TERMINATION, AMENDMENT AND WAIVER

         SECTION 4.01. TERMINATION. THIS AGREEMENT MAY BE TERMINATED AT ANY TIME PRIOR TO THE EFFECTIVE TIME, WHETHER BEFORE OR AFTER THE AIRLINES SHAREHOLDER APPROVAL, BY THE BOARD OF DIRECTORS OF EITHER AIRLINES OR HOLDINGS.

         SECTION 4.02. EFFECT OF TERMINATION. IN THE EVENT OF TERMINATION OF THIS AGREEMENT AS PROVIDED IN SECTION 4.01, THIS AGREEMENT SHALL FORTHWITH BECOME VOID AND HAVE NO EFFECT, WITHOUT ANY LIABILITY OR OBLIGATION ON THE PART OF HOLDINGS, MERGING CO. OR AIRLINES.

         SECTION 4.03. AMENDMENT. THIS AGREEMENT MAY BE AMENDED BY THE PARTIES HERETO AT ANY TIME BEFORE OR AFTER THE AIRLINES SHAREHOLDER APPROVAL; PROVIDED, HOWEVER, THAT AFTER ANY SUCH AIRLINES SHAREHOLDER APPROVAL, THERE SHALL BE MADE NO AMENDMENT THAT ADVERSELY IMPACTS THE HOLDERS OF AIRLINES COMMON STOCK OR THAT BY LAW REQUIRES FURTHER APPROVAL BY THE AIRLINES SHAREHOLDERS WITHOUT THE FURTHER APPROVAL OF SUCH SHAREHOLDERS. THIS AGREEMENT MAY NOT BE AMENDED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED ON BEHALF OF EACH OF THE PARTIES.

         SECTION 4.04. WAIVER. AT ANY TIME PRIOR TO THE EFFECTIVE TIME, ANY PARTY HERETO MAY WAIVE COMPLIANCE BY ANY OTHER PARTY OR PARTIES HERETO WITH ANY OF THE AGREEMENTS OR CONDITIONS CONTAINED IN THIS AGREEMENT. ANY AGREEMENT ON THE PART OF A PARTY TO ANY SUCH WAIVER SHALL BE VALID ONLY IF SET FORTH IN AN INSTRUMENT IN WRITING SIGNED ON BEHALF OF SUCH PARTY. THE FAILURE OF ANY PARTY TO THIS AGREEMENT TO ASSERT ANY OF ITS RIGHTS UNDER THE AGREEMENT OR OTHERWISE SHALL NOT CONSTITUTE A WAIVER OF SUCH RIGHTS.

                                  ARTICLE FIVE

                               GENERAL PROVISIONS

         SECTION 5.01. NOTICES. ALL NOTICES, REQUESTS, CLAIMS, DEMANDS AND OTHER COMMUNICATIONS UNDER THIS AGREEMENT SHALL BE IN WRITING AND SHALL BE DEEMED GIVEN IF DELIVERED PERSONALLY, TELECOPIED (WHICH IS CONFIRMED) OR SENT BY OVERNIGHT COURIER (PROVIDING PROOF OF DELIVERY) TO EACH OF THE PARTIES DELIVERED TO ATLANTIC SOUTHEAST AIRLINES, INC., 100 HARTSFIELD CENTRE PARKWAY, SUITE 800, ATLANTA, GEORGIA 30354 TO THE ATTENTION OF JOHN W. BEISER (OR TO SUCH OTHER ADDRESS FOR A PARTY AS SHALL BE SPECIFIED BY LIKE NOTICE).

         SECTION 5.02. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. THIS AGREEMENT (i) CONSTITUTES THE ENTIRE AGREEMENT, AND SUPERSEDES ALL PRIOR AGREEMENTS AND UNDERSTANDINGS, BOTH WRITTEN AND ORAL, AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND (ii) EXCEPT FOR THE PROVISIONS OF ARTICLE TWO, ARE NOT INTENDED TO CONFER UPON ANY PERSON OTHER THAN THE PARTIES HERETO ANY RIGHTS OR REMEDIES.

         SECTION 5.03. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

         IN WITNESS WHEREOF, HOLDINGS, MERGER CO. AND AIRLINES HAVE CAUSED THIS AGREEMENT TO BE SIGNED BY THEIR RESPECTIVE OFFICERS THEREUNTO DULY AUTHORIZED, ALL AS OF THE DATE FIRST ABOVE WRITTEN.

SWORN TO, SIGNED, SEALED AND DELIVERED             ASA HOLDINGS, INC.
BEFORE ME, THIS 6TH DAY OF NOVEMBER,
1996, IN THE PRESENCE OF:


/s/ R. Mark Bole                        BY: /s/ George F. Pickett
---------------------------------          ------------------------------
WITNESS

/s/ Debora L. Nash
---------------------------------
NOTARY PUBLIC

MY COMMISSION EXPIRES: Notary Public, Fayette County, Georgia
                       My Commission Expires June 9, 2000

(Notarial Seal)

SWORN TO, SIGNED, SEALED AND DELIVERED     ATLANTIC SOUTHEAST AIRLINES, INC.
BEFORE ME, THIS 6TH DAY OF NOVEMBER,
1996, IN THE PRESENCE OF:


/s/ R. Mark Bole                  BY:      /s/ George F. Pickett
---------------------------------          ------------------------------
WITNESS

/s/ Debora L. Nash
---------------------------------
NOTARY PUBLIC

MY COMMISSION EXPIRES: Notary Public, Fayette County, Georgia
                       My Commission Expires June 9, 2000

(Notarial Seal)

                      (SIGNATURES CONTINUED ON NEXT PAGE)

                   (SIGNATURES CONTINUED FROM PREVIOUS PAGE)




SWORN TO, SIGNED, SEALED AND DELIVERED     ATLANTIC SOUTHEAST MERGING CO.
BEFORE ME, THIS 6TH DAY OF NOVEMBER,
1996, IN THE PRESENCE OF:


/S/ R. Mark Bole                  BY:      /s/ John W. Beiser
---------------------------------          ------------------------------
WITNESS

/s/ Debra L. Nash
---------------------------------
NOTARY PUBLIC

MY COMMISSION EXPIRES: Notary Public, Fayette County, Georgia
                       My Commission Expires June 9, 2000


(Notarial Seal)

                                  [back cover]
                               TABLE OF CONTENTS

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
GENERAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
THE PROPOSED REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Companies Involved in the Proposed Reorganization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Other Reorganization Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Reasons for the Proposed Reorganization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Terms of the Merger Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Recommendation of Airlines' Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Dissenter's Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Regulatory Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
EFFECT ON RIGHTS OF HOLDERS OF AIRLINES COMMON STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
THE  SPECIAL MEETING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Time, Date and Place . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Record Date and Shares Entitled to Vote  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Vote Required; Security Ownership of Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Solicitation of Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Action to be Taken Under the Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
ASA HOLDINGS CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Voting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Certain Effects of Authorized But Unissued Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Registrant and Transfer Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Market for Securities and Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Shareholder Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
AIRLINES CAPITAL STOCK AND PRINCIPAL HOLDERS THEREOF  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Voting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Certain Effects of Authorized but Unissued Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Registrar and Transfer Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Market for Securities and Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Security Ownership of Management and Certain Beneficial Owners . . . . . . . . . . . . . . . . . . . . . . .  22
BUSINESS AND MANAGEMENT OF AIRLINES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Limitation on Liability and Indemnification of Directors . . . . . . . . . . . . . . . . . . . . . . . . . .  25
BUSINESS AND MANAGEMENT OF ASA HOLDINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Financial Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Limitation on Liability and Indemnification of Directors . . . . . . . . . . . . . . . . . . . . . . . . . .  28
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Action on Other Matters at the Special Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Shareholders' Proposals for 1997 Annual Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
FINANCIAL STATEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Articles of Incorporation provide that directors of the Registrant will not be personally liable for monetary damages to the Registrant or its shareholders for any action taken, or any failure to take any action, as directors to the fullest extent permitted by the GBCC. Under current Georgia law, directors would remain liable for: (i) any appropriation, in violation of his duties, of any business opportunity of the corporation;
(ii) acts or omissions that involve intentional misconduct or a knowing violation of law; (iii) approval of certain unlawful distributions to shareholders in excess of amounts legally available for such distributions; and
(iv) any transaction from which the director received an improper personal benefit. In appropriate circumstances, equitable remedies or nonmonetary relief, such as an injunction, will remain available to a shareholder seeking redress from any such violation. In addition, the provision applies only to claims against a director arising out of his role as a director and not in any other capacity (such as an officer or employee of the Registrant).

         The Bylaws of the Registrant and the GBCC provide that the Registrant will indemnify its directors and officers, and persons serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity, against all obligations to pay expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative and whether formal or informal, to which such person becomes subject by having served in such role. Such indemnification shall be made if such person acted in good faith and he reasonably believed (x) in the case of conduct in his official capacity, that such conduct was in the best interest of the Registrant, (y) in all other cases that such conduct was at least not opposed to the best interests of the Registrant and, (2) with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. An individual's conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants and the beneficiaries is conduct that meets the above standard. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, be determinative that such person did not meet the above standard. With respect to actions by or on behalf of the Registrant, the foregoing indemnification pursuant to the Bylaws shall not be paid for judgments, fines, or amounts paid in settlement, but shall be paid for reasonable expenses (including attorneys' fees) actually incurred in connection with such actions, suits or proceedings. Notwithstanding the foregoing, no indemnification shall be made in respect of any claim, issue or matter as to which any person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all relevant circumstances, it is fair and reasonable to indemnify such person for such expenses which the court shall deem proper.

         Pursuant to the GBCC, indemnification is mandatory with respect to a director or officer who is successful, on the merits or otherwise, with respect to any claim, action, suit or proceeding of the character described above or any issue or matter therein. In other cases, pursuant to the Registrant's Bylaws and the GBCC, the Registrant will indemnify the persons discussed in the immediately preceding paragraph only upon, at the option of the person to be indemnified, one of the following procedures; (a) order of the court or administrative body or agency having jurisdiction of the action, suit or proceeding, (b) if there are two or more disinterested directors of the Registrant, a resolution adopted by a majority vote of all disinterested directors of the Registrant (a majority of whom shall for such purpose constitute a quorum) or by a majority of a committee of two or more disinterested directors appointed by such a vote, or if such a quorum of disinterested directors can not be obtained, by independent counsel in a written opinion, (c) a resolution adopted by a majority in the interest of the shares of the Registrant entitled to vote at any meeting, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination, or (d) order of any court having jurisdiction over the Registrant. A majority of the members of the Board of Directors of the Registrant who were not parties to such action, suit or proceeding or a majority in interest of the shares of the Registrant entitled to vote shall be authorized to pay to any person entitled to indemnification all actual expenses incurred in connection with such action, suit or proceeding during the pendency thereof.

         Pursuant to Registrant's Bylaws and the GBCC, if any amounts are paid by way of indemnification, other then pursuant to a court order or action by the shareholders or by an insurance carrier pursuant to insurance maintained by Registrant, then Registrant is required to send notice to all shareholders of record of the person paid, the amounts paid and the status at the time of such payment of the ligation or threatened litigation.

         The Registrant maintains a directors' and officers' liability insurance policy covering certain losses arising from claims made against them by reason of wrongful acts (with certain exceptions) committed by them in their capacities as directors and officers. The insurer's limit of liability under the policy is $10 million per policy year, subject to the exceptions and other limitations set forth therein. The Registrant also maintains a directors' and officers' excess liability insurance policy covering certain losses arising from claims made against them by reason of wrongful acts (with certain exceptions) committed by them in their capacities as directors and officers. The insurer's limit of liability under this policy is also $10 million per policy year, subject to the exceptions and other limitations set forth therein.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Registrant pursuant to the foregoing provisions, the Commission requires disclosure that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, in their opinion, therefore unenforceable.

ITEM 21.         EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (A)     EXHIBIT INDEX

         2       Amended and Restated Agreement and Plan of Merger (Attached as
                 Exhibit A to the Proxy Statement/Prospectus forming a part of this Registration Statement)
         3(a)    Articles of Incorporation*
         3(b)    Bylaws*
         4       Instruments defining the rights of security holders, including indentures.  See Exhibits 3(a) and 3(b).
         5       Opinion of Altman, Kritzer & Levick, P.C.*
         8       Tax Opinion of Ernst & Young LLP
         21      List of Subsidiaries of the Registrant*
         23(a)   Consent of Altman, Kritzer & Levick, P.C. (included in
                 Exhibit 5)*
         23(b)   Consent of Ernst & Young LLP
         24      Powers of Attorney*

*        Previously filed

         (B) THE FINANCIAL STATEMENT SCHEDULES FILED AS PART OF THIS REGISTRATION STATEMENT ARE AS FOLLOWS:

         None.

         Schedules other than any listed above have been omitted because they are not applicable or required under the accounting regulations and related instructions of the Securities and Exchange Commission.

ITEM 22.         UNDERTAKINGS.

         (a)     The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                       (i)   To include any prospectus required by section 10
                             (a)(3) of the Securities Act of 1933;

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                       (iii) To include any material information with respect
                             to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.



         (d) The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



         (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on November 7, 1996.


                              ASA HOLDINGS, INC.



                                      By: /s/ George F. Pickett
                                          ------------------------------
                                          George F. Pickett
                                          Chairman of the Board and Chief
                                          Executive Officer (Principal
                                          Executive Officer)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:



/s/ George F. Pickett                                       November 7, 1996
----------------------------------------
George F. Pickett, Chairman of the Board
and Chief Executive Officer (Principal
Executive Officer) and Director

/s/ John W. Beiser*                                         November 7, 1996
----------------------------------------
John W. Beiser, President, Secretary
and Director

/s/ Ronald V. Sapp*                                         November 7, 1996
----------------------------------------
Ronald V. Sapp, Vice President Finance
and Treasurer (Principal Financial and
Accounting Officer)

/s/ Jean A. Mori*                                           November 7, 1996
----------------------------------------
Jean A. Mori, Director

/s/ Parker H. Petit*                                        November 7, 1996
----------------------------------------
Parker H. Petit, Director

/s/ Ralph W. Voorhees*
----------------------------------------                    November 7, 1996
Ralph W. Voorhees, Director

/s/ Alan M. Voorhees*                                       November 7, 1996
----------------------------------------
Alan M. Voorhees, Director



                                     * By: /s/ George F. Pickett
                                          --------------------------------------
                                          George F. Pickett, as attorney-in-fact

                                EXHIBIT INDEX


Exhibit Number and Description


         2       Amended and Restated Agreement and Plan of Merger (Attached as
                 Exhibit A to the Proxy Statement/Prospectus forming a part of this Registration Statement).
         3(a)    Articles of Incorporation*
         3(b)    Bylaws*
         4       Instruments defining the rights of security holders, including indentures.  See Exhibits 3(a) and 3(b).
         5       Opinion of Altman, Kritzer & Levick, P.C.*
         8       Tax Opinion of Ernst & Young LLP
         21      List of Subsidiaries of Registrant*
         23(a)   Consent of Altman, Kritzer & Levick, P.C. (included in
                 Exhibit 5)
         23(b)   Consent of Ernst & Young LLP
         24      Powers of Attorney*






         * Previously filed

                                                                      APPENDIX A

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
        FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 19, 1996

                       ATLANTIC SOUTHEAST AIRLINES, INC.

    The undersigned hereby appoints John W. Beiser and George F. Pickett, or either of them, as Proxies, each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Atlantic Southeast Airlines, Inc. held of record on October 25,1996, at the Special Meeting of the Shareholders to be held on Thursday, December 19, 1996, at 11:00 A.M. at the Cobb Galleria Centre, Meeting Rooms 117-118, Two Galleria Parkway, Atlanta, Georgia or any adjournment thereof.

                (Continued and to be signed on the reverse side)

THIS PROXY, DULY EXECUTED, WILL BE VOTED                Please mark your votes
AS SPECIFIED.  IF NO DIRECTION IS MADE,                 as indicated in
THIS PROXY WILL BE VOTED FOR PROPOSAL 1.                this example       /X/

1. Adoption and approval of the proposed reorganization of the corporate structure of Atlantic Southeast Airlines, Inc., including the formation of a holding company, and the adoption and approval of the Agreement and Plan of Merger dated September 25, 1996, among Atlantic Southeast Airlines, Inc., ASA Holdings, Inc. and Atlantic Southeast Merging Co.

                   FOR            AGAINST          ABSTAIN
                  /  /             /  /             /  /

2.  In their discretion, the Proxies are authorized
to vote upon such other business as may come before
the meeting or adjournment thereof.                       I PLAN TO ATTEND   / /

                                        The undersigned hereby acknowledges
                                        receipt of the Proxy Statement and
                                        Notice of Annual Meeting to be held
                                        December 19, 1996.

                                        Dated:_______________________, 1996

                                        ______________________________(Seal)

                                        ______________________________(Seal)

                                        (Please sign exactly as your name
                                        appears hereon. If shares are
                                        registered in more than one name,
                                        each holder should sign. When signing
                                        as an attorney, administrator,
                                        executor, guardian, conservator,
                                        receiver or trustee, please add your
                                        title as such. If executed by a
                                        corporation, the proxy should be signed
                                        by a duly authorized officer or agent.)

                                        PLEASE SIGN, DATE AND PROMPTLY RETURN
                                        THIS PROXY IN THE ENCLOSED ENVELOPE.
                                        NO POSTAGE IS REQUIRED IF MAILED IN
                                        THE UNITED STATES.